UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. _____)

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☐	Soliciting Material Pursuant to §240.14a-12

SCHIFF NUTRITION INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notes:

2002 SOUTH 5070 WEST
SALT LAKE CITY, UTAH 84104

September 21, 2012

Dear Stockholders:

We cordially invite you to attend the 2012 Annual Meeting of Stockholders of Schiff Nutrition International, Inc.  The meeting will be held on Thursday, October 25, 2012, at 8:00 a.m. local time, at Schiff Nutrition International’s offices located at 1201 Park Avenue, Suite 101, Emeryville, California.

With this letter we are including the notice for our Annual Meeting, the proxy statement, the proxy card, and our Annual Report on Form 10-K for fiscal 2012.  At the meeting, we will vote on the election of our Board of Directors.  Our Board of Directors recommends that you vote FOR each of the 11 director nominees named in the proxy statement.

Your vote is important to us, and I look forward to seeing you on October 25th.  Whether or not you plan to attend the meeting in person, please complete, sign and return the enclosed proxy card. Thank you for your interest in Schiff Nutrition International.

Sincerely,

Tarang P. Amin President and Chief Executive Officer

SCHIFF NUTRITION INTERNATIONAL, INC.
2002 SOUTH 5070 WEST
SALT LAKE CITY, UTAH 84104
(801) 975-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, OCTOBER 25, 2012

TIME:	8:00 a.m.
PLACE:	Schiff Nutrition International, Inc. 1201 Park Avenue, Suite 101 Emeryville, California 94608
MATTERS TO BE CONSIDERED:	(1)
The election of the following 11 director nominees to serve on the Board of Directors until the next annual meeting and until their respective successors have been elected and qualified or until their earlier death, resignation or removal: Eric Weider, George F. Lengvari, Tarang P. Amin, Ronald L. Corey, Matthew T. Hobart, Michael Hyatt, Eugene B. Jones, Roger H. Kimmel, William E. McGlashan, Jr., Brian T. Swette and Richard G. Wolford.

(2) Any other business properly coming before the meeting or any adjournment or postponement of the meeting.
The Board is not aware of any other business to be presented to a vote of the stockholders at the meeting.
RECORD DATE:	You may vote at the meeting if you were a stockholder at the close of business on September 14, 2012, the record date.
VOTING BY PROXY:
Please return your proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions.  If on September 14, 2012, your shares were held of record by your brokerage firm or similar organization, please return your voting instruction form to your broker. For more instructions, please see the General Information beginning on page 1 of the proxy statement and the instructions on the proxy card.

By Order of the Board of Directors,

Scott K. Milsten Corporate Secretary

Salt Lake City, Utah September 21, 2012

YOUR VOTE IS IMPORTANT.
TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY CARD
AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE WHETHER OR NOT YOU PLAN
TO ATTEND THE MEETING IN PERSON.

SCHIFF NUTRITION INTERNATIONAL, INC.
PROXY STATEMENT
FOR
2012 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials

Our proxy materials are also available on our website at www.schiffnutrition.com/proxy.asp.  This website address contains the following documents:  the Notice of Annual Meeting of Stockholders, this proxy statement and proxy card sample, and our Annual Report on Form 10-K for the fiscal year ended May 31, 2012.  You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Why am I receiving these materials?

The Board of Directors (the “Board”) of Schiff Nutrition International, Inc. (the “Company,” “we,” “us” or “our”) is providing these materials to you and soliciting the enclosed proxy in connection with our 2012 Annual Meeting of Stockholders (the “Annual Meeting”), which will take place on October 25, 2012.  The Annual Meeting will be held at 8:00 a.m. local time at Schiff Nutrition International, Inc.’s offices located at 1201 Park Avenue, Suite 101, Emeryville, California.  You are invited to attend the Annual Meeting and are requested to vote on the election of directors described in this proxy statement.  Directions to attend the Annual Meeting may be found on our Internet website at www.schiffnutrition.com/directions.asp.  We intend to mail this proxy statement and accompanying proxy card on or about September 25, 2012 to all stockholders of record entitled to vote at the Annual Meeting.

What information is contained in these materials?

The information included in this proxy statement relates to the election of directors at the Annual Meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information.  Our Annual Report on Form 10-K for the fiscal year ended May 31, 2012 is also enclosed.  Copies of exhibits filed with, and documents incorporated by reference in, our Annual Report on Form 10-K will be furnished to stockholders upon written request and payment of our reasonable expenses in furnishing such documents.

Who may attend the Annual Meeting?

All stockholders are invited to attend the Annual Meeting, including stockholders whose shares are held by their brokerage firms or similar organizations.  See below regarding “Who can vote in person at the Annual Meeting?”

On what matters am I voting?

The election of 11 nominees to our Board is the only known matter to be voted on at the Annual Meeting.  The sections below entitled “Proposals to be Voted Upon” and “Nominees for Election to our Board of Directors” provide you more information regarding the nominees for election to our Board.  The stockholders also will transact any other business that properly comes before the Annual Meeting.

What is our Board’s voting recommendation?

Our Board recommends that you vote your shares FOR each of the 11 nominees to our Board.

How many votes may be cast at the Annual Meeting?

On September 14, 2012 (the “Record Date”), 21,810,106 shares of Class A common stock and 7,486,574 shares of Class B common stock were outstanding and entitled to vote at the Annual Meeting.  Stockholders are entitled to one vote for each share of Class A common stock and ten votes for each share of Class B common stock held on the Record Date.  Thus, an aggregate of 96,675,846 votes (the “Voting Shares”) may be cast by stockholders at the Annual Meeting.  Holders of Class A common stock and Class B common stock will vote together as a single class on the matters that will come before the Annual Meeting.  There is no cumulative voting with respect to the election of directors.

How do I vote?

You may vote your shares by written proxy, or, if available, through your broker, bank or other nominee, over the Internet or by telephone, or in person at the Annual Meeting. Please also see the detailed instructions on your proxy card or voting instruction form.  All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies.  YOUR VOTE IS IMPORTANT.

Voting by Written Proxy.  To vote by written proxy, please complete, sign and mail the enclosed proxy card in the envelope provided, which requires no postage for mailing in the United States.  If you return a signed proxy card but do not provide voting instructions, your shares will be voted FOR each of the 11 named nominees to our Board.

If you hold your shares in street name, please complete, sign and mail the voting instruction form provided by your broker, bank or other nominee.  Holding shares in “street name” means your shares are held in an account at a broker, bank or other nominee, and the stock certificates and record ownership are not in your name but in the name of your broker, bank or other nominee.

Voting by Internet or Telephone.  If available through your broker, bank or other nominee, you also may vote on the Internet or by telephone as indicated on your voting instruction form.  Voting on the Internet or by telephone may not be available to all stockholders.  The Internet and telephone voting facilities will close at 11:59 p.m. E.D.T. on October 24, 2012.  If you vote on the Internet or by telephone, you should be aware that you may incur costs, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by you.  If you vote by Internet or telephone, you do not need to return a proxy card or voting instruction form by mail.  If your proxy card or voting instruction form does not reference Internet or telephone information, please complete and return the paper proxy card or voting instruction form in the self-addressed postage paid envelope provided.

Who can vote in person at the Annual Meeting?

Stockholders of record at the close of business on the Record Date may vote in person at the Annual Meeting.  If on the Record Date your shares were held in street name, you may vote in person at the Annual Meeting by presenting at the Annual Meeting a valid proxy issued in your name from your broker, bank or other nominee.

May I revoke my proxy?

As a stockholder of record, you may revoke your proxy and change your vote at any time prior to the Annual Meeting by (i) giving written notice of your revocation to our Corporate Secretary, (ii) signing another proxy card with a later date and submitting this later dated proxy to our Corporate Secretary before or at the Annual Meeting, or (iii) voting in person at the Annual Meeting.  Please note that your attendance at the Annual Meeting will not constitute a revocation of your proxy unless you actually vote at the Annual Meeting.  Giving a proxy will not affect your right to change your vote if you attend the Annual Meeting and want to vote in person.  We will pass out written ballots to any holder of record of our shares on the Record Date who wants to vote at the Annual Meeting.  Any written notice of revocation or subsequent proxy should be sent to Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104, or hand delivered to our Corporate Secretary at or before the voting at the Annual Meeting.

If your shares are held in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee.  If you decide to attend and vote at the Annual Meeting and your shares are held in street name, your vote in person at the Annual Meeting will not be effective unless you have obtained and present at the Annual Meeting a valid proxy issued in your name from your broker, bank or other nominee.

What does it mean if I receive more than one proxy card?

If your shares are registered to different holders or are held in more than one account, you will receive more than one proxy card.  Please sign and return all proxy cards to ensure that all of your shares are voted.

Will my shares be voted if I do not sign and return my proxy card?

If you are the record holder of your shares and do not return your proxy card, your shares will not be voted unless you attend the Annual Meeting in person and vote your shares.  We encourage you to submit your proxy so that your shares are voted at the Annual Meeting.

If your shares are held in street name and you do not provide voting instructions to your broker, your broker may use its discretionary authority to vote your shares on certain routine matters.  However, your broker may not vote without your instruction on the approval of the election of our directors or certain other matters such as a proposal submitted by a stockholder, resulting in a “broker non-vote.”

We encourage you to provide instructions to your broker by completing the voting instruction form that it sends to you so that your shares are voted at the Annual Meeting.

What is a quorum and what constitutes a quorum?

A “quorum” is the number of shares that must be present, in person or by proxy, in order for business to be conducted at the Annual Meeting.  The required quorum for the Annual Meeting is the presence in person or by proxy of the holders of a majority of the stock issued and outstanding as of the Record Date and entitled to vote at the Annual Meeting.  Since there is an aggregate of 96,675,846 Voting Shares, a quorum will be present for the Annual Meeting if an aggregate of at least 48,337,924 Voting Shares are present in person or by proxy at the Annual Meeting.  Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum.

How many votes are required to approve the proposal?

The 11 nominees receiving the highest number of “FOR” votes, whether or not constituting a majority of the votes cast, will be elected as directors.  This number is called a plurality.  Accordingly, abstentions and broker non-votes will not affect the outcome of the election of the nominees to our Board.  Stockholders are not permitted to cumulate their shares for the purpose of electing directors or otherwise.

All properly signed proxies that are received before the polls are closed at the Annual Meeting and that are not revoked will be voted at the Annual Meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted “FOR” the election of each of the 11 nominees for director.  The enclosed proxy gives each of Tarang P. Amin and Joseph W. Baty discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the Annual Meeting.

What happens if a nominee is unable to stand for re-election?

If a nominee is unable to stand for re-election, our Board may, by vote, reduce the size of the Board or name a substitute nominee.  If a substitute is named, shares represented by properly executed proxies may be voted for the substitute nominee.

Who is paying for this proxy solicitation process?

The enclosed proxy is solicited on behalf of our Board, and we are paying for the cost of the proxy solicitation process.  Copies of the proxy material will be given to banks, brokers and other nominees that hold shares that are beneficially owned by others.  Upon request, we will reimburse these banks, brokers and other nominees for their reasonable out-of-pocket expenses in forwarding these proxy materials to the stockholders who are the beneficial owners.  Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other employees.  No additional compensation will be paid to our directors, officers or other employees for soliciting proxies.

How can I find out the results of the voting at the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K within the timeframe required by the Securities and Exchange Commission (the “SEC”).

When are stockholder proposals due for the annual meeting in 2013?

In the event that a stockholder desires to have a proposal considered for presentation at the 2013 Annual Meeting of Stockholders and included in the proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded in writing to our Corporate Secretary so that it is received no later than May 28, 2013.  Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If a stockholder, rather than including a proposal in our proxy statement as discussed above, commences his or her own proxy solicitation for the 2013 Annual Meeting of Stockholders or proposes business for consideration at such meeting, we must receive notice of such proposal on or before August 11, 2013.  If the notice is not received by August 11, 2013, it will be considered untimely under Rule 14a-4(c)(1) promulgated under the Exchange Act, and we will have discretionary voting authority under proxies solicited for the 2013 Annual Meeting of Stockholders with respect to such proposal.

Proposals and notices should be directed to Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104.

Will the Company’s independent registered public accountants be present at the Annual Meeting?

Representatives of KPMG LLP (“KPMG”), our independent registered public accounting firm for the fiscal year ended May 31, 2012, are expected to be present at the Annual Meeting and will have the opportunity to make statements, if they so desire, and to respond to appropriate questions.

PROPOSALS TO BE VOTED UPON

1. ELECTION OF DIRECTORS

The Board currently consists of 11 directors, each of whom is a nominee for election at the Annual Meeting and is listed in the section entitled “Nominees for Election to our Board of Directors” below.  Each of the nominees for election to the Board at this Annual Meeting is currently a director of the Company.  Mr. Swette, who was appointed to serve as a director of the Company in November 2011, was recommended to the Board by non-management directors.

Each director elected at the Annual Meeting will hold office until the next annual meeting and until his successor is elected and qualified or until his earlier death, resignation or removal.  See the section entitled “Nominees for Election to our Board of Directors” below for biographical information on our Board nominees.

Our Board of Directors unanimously recommends a vote “FOR” each of the 11 nominees.

2. OTHER BUSINESS

Our Board knows of no other business for consideration at the Annual Meeting.  If other matters are properly presented at the Annual Meeting, or at any adjournment or postponement of the meeting, Tarang P. Amin and Joseph W. Baty, as proxies, will vote or otherwise act on your behalf in accordance with their judgment on such matters.

NOMINEES FOR ELECTION TO OUR BOARD OF DIRECTORS

Nominees for election to our Board at the Annual Meeting are as follows (ages are as of the Record Date):

Name	Age	Position with the Company
Eric Weider	48	Chairman of the Board
George F. Lengvari	70	Vice Chairman of the Board
Tarang P. Amin	47	President, Chief Executive Officer and Director
Ronald L. Corey	73	Director
Matthew T. Hobart	41	Director
Michael Hyatt	67	Director
Eugene B. Jones	64	Director
Roger H. Kimmel	66	Director
William E. McGlashan, Jr.	48	Director
Brian T. Swette	58	Director
Richard G. Wolford	67	Director

Set forth below are descriptions of the backgrounds of the nominees as of the Record Date.  We are not aware of any family relationships among any of our directors and executive officers.  The Board believes that each of the Company’s directors is qualified to serve as a member of the Board based on, among other things, the individual experience, skills and attributes described below.

Eric Weider has been a director since June 1989 and Chairman of the Board since August 1996.  Since 1997, Mr. Weider has been President and Chief Executive Officer of Weider Health and Fitness, a control stockholder of the Company.  Mr. Weider also serves as Chairman of the board of directors of Weider Health and Fitness.  Mr. Weider is President of the Joe Weider Foundation and is a director of Hillsdale Investment Management, Inc., an investment management company based in Toronto, Canada.  Mr. Weider has significant knowledge of the nutrition, vitamin and supplement industry and strong corporate leadership experience.  In addition, Mr. Weider’s familiarity with our operations and history provides him with the perspective needed to contribute to effective Board deliberations.

George F. Lengvari has been a director since August 1996 and serves as Vice Chairman of the Board.  Mr. Lengvari was Vice Chairman of the board of directors of Weider Health and Fitness until August 2009.  Mr. Lengvari also served as an executive officer of Weider Health and Fitness from June 1995 through December 2004.  Prior to joining Weider Health and Fitness, Mr. Lengvari was a partner for 22 years in the law firm Lengvari Braman and was of counsel to the law firm LaPointe Rosenstein until June 2010.  Mr. Lengvari has served since 2007 as a director of The Dundee Merchant Bank, a wholly owned subsidiary of Dundee Corporation, a Canadian Public Asset Management Company.  Mr. Lengvari brings valuable legal expertise coupled with board and business experience in the nutraceutical industry and trademark licensing to the Board.  Mr. Lengvari also provides extensive knowledge of the Company’s business, history and culture.

Tarang P. Amin has served as our President, Chief Executive Officer and a director of the Company since March 2011. Previously, Mr. Amin worked for The Clorox Company from December 2002 to March 2011. He served as Vice President–General Manager of the Food and Charcoal Strategic Business Units of Clorox from May 2008 to February 2011 and added the Litter Strategic Business Unit to his responsibilities in January 2009. Mr. Amin initially joined Clorox in 2003 as Vice President–Marketing, Home Care, assumed responsibility for Laundry marketing in 2004 and was subsequently appointed to the Clorox Leadership Committee in 2006. From 1991 to 2003, Mr. Amin served in various capacities at The Procter & Gamble Company, including as Marketing Director – North America Family Care from 1999 to 2003. Mr. Amin earned his B.A. and M.B.A. from Duke University. Mr. Amin brings executive leadership skills and considerable experience in consumer products and brand management to the Board.

Ronald L. Corey has been a director since August 1996. Since 1999, Mr. Corey has been a consultant to various corporations, most recently to Synchro Sports in connection with the Professional Golf Association Champions Tour event in Montreal commencing in 2010. Mr. Corey served as President of the Club de Hockey Canadien Inc. (the Montreal Canadiens) and the Molson Center Inc. from 1982 through July 1999. In addition, between 1985 and 1989, Mr. Corey held the position of Chairman of the Board and director of the Montreal Port Corporation, an agency which maintains and leases infrastructures to private stevedoring companies. Mr. Corey’s significant executive experience, including his familiarity with consumer marketing, enables him to contribute a fresh perspective to Board deliberations.

Matthew T. Hobart has been a director since October 2010.  Mr. Hobart has been a Managing Director of TPG Growth, LLC, the middle market and growth equity platform of TPG, a global private investment firm, since August 2004.  Mr. Hobart has served or serves as a board member or observer for many of TPG’s private portfolio companies.  Mr. Hobart holds a B.A. in economics from Miami University and an M.B.A. from the Stanford University Graduate School of Business.  Mr. Hobart brings significant strategic knowledge and experience to the Board.

Michael Hyatt has been a director since April 2009 and serves as the Chairman of the Compensation Committee. Mr. Hyatt has been a Senior Advisor at Irving Place Capital (formerly Bear Stearns Merchant Bank), an institutional private equity firm focused on making equity investments in middle-market companies, since October 2008. Prior to that, he was a Senior Managing Director of Investment Banking at Bear Stearns & Co., Inc., having joined in 1980. Mr. Hyatt has served on the board of directors of Endo Pharmaceutical Holdings, Inc., a NASDAQ-listed company engaged in the development and sale of pharmaceutical products, since July 2000, and currently serves on its nominating and governance committee and as Chair of its transactions committee. Mr. Hyatt holds a B.A. from Syracuse University, where he was a member of the Phi Kappa Alpha honor society, and a J.D. from Emory University Law School.  Through Mr. Hyatt’s experiences as a senior investment professional, manager and advisor, he has gained expertise in evaluating business strategies, conducting financial analysis and analyzing companies’ future prospects. His experience makes him a skilled advisor who provides critical insight into financial matters.

Eugene B. Jones has been a director since April 2009 and serves as the Chairman of the Audit Committee.  From January 2010 to August 2012, Mr. Jones served as a director of World Heart Corporation, a NASDAQ-listed company that develops ventricular assist devices.  Mr. Jones serves on the board of the Bank of Utah, a privately held company.  From April 2004 through January 2007, Mr. Jones was Chief Financial Officer of Amedica Corporation, an early stage company seeking to develop ceramic orthopedic implants for spinal and reconstructive joint applications.  Mr. Jones began working for KPMG LLP, an audit, tax and advisory services firm, in 1973, was elected to partnership in 1984, and retired in 2002.  Mr. Jones is a certified public accountant.  Mr. Jones’ corporate governance experience on the boards of private companies and his knowledge of finance and accounting position him to make an effective contribution to the Board’s understanding of the Company’s financial statements and business model.  In particular, Mr. Jones contributes valued financial expertise to our Audit Committee.

Roger H. Kimmel has been a director since August 1996.  Mr. Kimmel has been Vice Chairman of Rothschild, Inc., an investment banking firm, since January 2001.  Mr. Kimmel was a director of Weider Health and Fitness until August 2009.  Mr. Kimmel is also Chairman of the board of directors of Endo Pharmaceutical Holdings, Inc., a NASDAQ-listed company engaged in the development and sale of pharmaceutical products, and is Chairman of Endo’s nominating and governance committee and a member of Endo’s audit committee and transactions committee.  Mr. Kimmel is also a director of PG&E Corporation, a NYSE-listed utility company, and member of PG&E’s finance committee and public policy committee.  Mr. Kimmel also has been Chairman of the board of trustees of the University of Virginia Law School Foundation (not-for-profit) since January 2009.  Mr. Kimmel brings business, finance, and legal skills, as well as leadership and problem-solving skills developed as an executive and a director of, and legal counsel to, large public companies.  His specific expertise includes corporate transactions, finance, investment banking, international business, corporate governance and legal matters.  Mr. Kimmel also brings knowledge of the Company’s business, history and culture to the Board.

William E. McGlashan, Jr. has been a director since October 2010.  Mr. McGlashan served as a director of SuccessFactors, Inc., a NASDAQ-listed company, from September 2005 to February 2012.  Since April 2004, Mr. McGlashan has been a Partner and Managing Director of TPG Growth, LLC, the middle market and growth equity platform of TPG, a global private investment firm.  From December 2001 to March 2004, Mr. McGlashan served as Chairman of the board of directors and Chief Executive Officer of Critical Path, Inc., a digital communications software company.  Mr. McGlashan currently serves on the boards of directors of several private companies.  Mr. McGlashan holds a B.A. in history from Yale University and an M.B.A. from Stanford University Graduate School of Business.  Mr. McGlashan brings significant corporate governance experience to the Board and provides valued advice regarding our operational strategies.

Brian T. Swette has been a director since November 2011.  Mr. Swette has served as a member of the board of directors of Jamba, Inc., the parent company of Jamba Juice Company, a retailer of beverage and food offerings, since November 2006.  Mr. Swette is also a board member of, and investor in, The FRS Company, Care.com, Inc. and Shutterfly, Inc.  Mr. Swette was also a director of Burger King Holdings, Inc. from 2002 until 2010, serving as chairman from 2004 until 2008.  Mr. Swette served in several capacities at eBay Inc. from 1998 through 2002, including Chief Operating Officer and Vice President of Marketing.  Prior to eBay Inc., Mr. Swette was Executive Vice President and Chief Marketing Officer of Pepsi-Cola.  Prior to Pepsi-Cola, Mr. Swette spent four years as a Brand Manager at The Procter & Gamble Company.  Mr. Swette is a trustee of Arizona State University, Endeavor.org and The Global Institute of Sustainability.  Mr. Swette brings to the Board significant public company management, packaged goods and e-commerce experience.

Richard G. Wolford has been a director since September 2011. Mr. Wolford served as interim President and Chief Executive Officer of Diamond Foods, Inc. from February 2012 until May 2012.  Mr. Wolford served as Chief Executive Officer and a director of Del Monte Foods Company from April 1997 until March 2011.  He was elected President of Del Monte in February 1998 and Chairman of the board of directors in May 2000. From 1967 to 1987, he held a variety of positions at Dole Foods, including President of Dole Packaged Foods from 1982 to 1987. From 1988 to 1996, Mr. Wolford was Chief Executive Officer of HK Acquisition Corp. where he developed food industry investments with venture capital investors. Mr. Wolford has been a member of the board of directors of Diamond Foods, Inc. since April 2011. Mr. Wolford served as a member of the board of directors of Pulte Homes, Inc. from May 2008 to August 2009. Mr. Wolford brings to the Board extensive public company management, reporting and finance, and corporate governance experience, as well as deep knowledge of the consumer products industry.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business is managed under the direction of our Board.  To assist in carrying out the Board’s responsibilities, our Board has established a standing Executive Committee, Audit Committee and Compensation Committee.  We do not have a standing nominating committee.  During fiscal 2012, our Board held six meetings.  Each director attended at least 75 percent of the total number of meetings of our Board held during fiscal 2012 and the total number of meetings held during fiscal 2012 by all committees of our Board on which that director served.  Although we do not have a policy with regard to Board members’ attendance at our Annual Meetings of Stockholders, all of the directors are encouraged to attend such meetings.  Eight of our ten then-current directors were present at our 2011 Annual Meeting of Stockholders.

Controlled Company Exemption Election; Independent Directors

We have determined that due to the beneficial ownership by Weider Health and Fitness of greater than 50 percent of the Voting Shares (approximately 78 percent as of the date of this Proxy Statement), we are a “controlled company” as defined in the New York Stock Exchange (“NYSE”) listing standards.  As such, we have elected to be exempted from the NYSE requirements that the Board have a majority of independent directors and that we have a separate nominating/corporate governance committee composed entirely of independent directors.

The Board has determined that none of the following directors is independent as defined by the NYSE listing standards:

•	Mr. Weider, based on his relationship with Weider Health and Fitness;

•	Mr. Amin, based on his position as our President and Chief Executive Officer;

•	Mr. Kimmel, based on his historical service on the board of directors of Weider Health and Fitness; and

•
Mr. Lengvari, based on his relationship with Mariz Gestao E Investimentos Limitada, which is owned by a trust of which Mr. Lengvari’s family members are beneficiaries and with whom we and Weider Health and Fitness have intellectual property licensing agreements, and also based on his historical service on the board of directors of Weider Health and Fitness.

The Board has determined that each other member of our Board is independent as defined by the NYSE listing standards.

TPG Transaction

On October 14, 2010, Weider Health and Fitness sold 7,486,574 shares of Class A Common Stock to TPG STAR SNI, L.P. (“TPG” and such transaction, the “Sale”) for $48,836,167, which shares of Class A Common Stock were converted from shares of Class B Common Stock held by Weider Health and Fitness prior to the Sale.  In connection with the Sale, Weider Health and Fitness and TPG entered into a Stockholders Agreement (the “Stockholders Agreement”), pursuant to which, among other things, Weider Health and Fitness agreed to vote all shares of our capital stock it beneficially owns in favor of, or to approve, and use its reasonable best efforts to cause us to initially include, two directors designated by TPG to serve on our Board.  Messrs. Hobart and McGlashan have been designated by TPG to serve on the Board.  The number of directors designated by TPG may change over time depending on the amount of our shares owned by TPG.  Weider Health and Fitness also agreed to vote all shares of our capital stock it beneficially owns against, or to otherwise disapprove, and to use its reasonable best efforts to cause us not to engage in a variety of corporate actions without the prior written consent of TPG, and, under certain circumstances, to vote for or otherwise approve certain other corporate actions.  Rothschild, Inc. acted as a financial advisor to, and received a fee from, Weider Health and Fitness in connection with the Sale.  Roger Kimmel, one of our directors, serves as Vice Chairman of Rothschild.  You can find additional detail about the Sale in the Current Report on Form 8-K we filed with the SEC on October 15, 2010.

Board Leadership Structure

Mr. Weider is the Chairman of our Board and Mr. Amin is our President, Chief Executive Officer and a director.  The Board has not adopted a specific policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee.  The Board believes it is appropriate to retain the discretion and flexibility to make these determinations from time to time as needed to provide appropriate leadership for the Company.

At this time, we believe the most appropriate Board leadership structure for our Company is to separate the roles of the Chief Executive Officer and Chairman of the Board as a result of the differences between the two roles.  Our Chief Executive Officer is responsible for the day-to-day leadership and performance of the Company, while the Chairman of the Board provides strategic guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board.  Although the Board has determined that Mr. Weider is not independent under NYSE listing standards, the Board believes the experience, leadership and vision he provides as Chairman of the Board are essential to the short- and long-term success of the Company.

Board Role in Risk Oversight

Our Board oversees the risk management process, while executive management oversees and manages risk on a daily basis.  Executive management provides regular reports to our Board on areas of material risk to the Company, including operational, financial, legal, regulatory and strategic risks.  While our Board is ultimately responsible for risk oversight, each of the Board committees assists in fulfilling these oversight responsibilities.  The Audit Committee oversees management of financial risks by identifying key areas of risk for the Company.  The Audit Committee also discusses with management the Company’s policies with respect to risk assessment and risk management and the Company’s significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures.  The Compensation Committee is responsible for overseeing the management of risks relating to the compensation of executives and employees.  Our Executive Committee oversees the overall strategic plan of the Company and assesses short- and long-term strategic goals and challenges.  To facilitate our Board’s oversight of our risk management process, the chairperson of the relevant Board committee reports on its discussions to the full Board at its regular meetings, thereby enabling the Board and its committees to coordinate the risk oversight role and keep informed of any developments impacting the Company’s risk profile.

Audit Committee

The current members of the Audit Committee are Messrs. Jones, Corey and Wolford.  Mr. Wolford joined the Board and Audit Committee on September 7, 2011.  During fiscal 2012, Mr. Brian P. McDermott served as a member of the Audit Committee from June 1, 2011 until October 26, 2011, the date his term as director ended.

Mr. Jones serves as the Chairman of the Audit Committee.  During fiscal 2012, the Audit Committee held nine meetings.  The Audit Committee operates pursuant to a written charter, a copy of which is available on our website at www.schiffnutrition.com.

The Audit Committee’s responsibilities include:

•	appointment, compensation, retention and oversight of the independent auditors;

•	consulting with the independent auditors with regard to the plan and scope of audit;

•	reviewing, in consultation with the independent auditors, the report of audit or proposed report of audit and the accompanying management letter, if any;

•	reviewing the impact of new or proposed changes in accounting principles or regulatory requirements;

•	consulting with the independent auditors with regard to the adequacy of internal controls and, as appropriate, consulting with management regarding the same;

•	pre-approval of audit and non-audit services performed and fees charged, and review of the possible effect of the performance of such services on the auditor’s independence;

•	reviewing and approving related party transactions; and

•	such other responsibilities set forth in the Audit Committee Charter or as directed by our Board from time to time.

Our Board has determined that each member of the Audit Committee is independent and financially literate, as those terms are defined in the NYSE listing standards, and is independent, as such term is defined under SEC rules.  Our Board has also determined that Mr. Jones, current Chairman of the Audit Committee, in addition to being independent, qualifies as an audit committee financial expert as defined in SEC rules.  See the section entitled “Nominees for Election to our Board of Directors” above for a description of the relevant experience of these directors.

Compensation Committee

The current members of the Compensation Committee are Messrs. Hyatt, Corey and McGlashan.  During fiscal 2012, Mr. McDermott served as a member of the Compensation Committee from June 1, 2011 until October 26, 2011, the date his term as director ended.  Our Board has determined that each member of the Compensation Committee is independent, as that term is defined in the NYSE listing standards.

Mr. Hyatt serves as the Chairman of the Compensation Committee.  During fiscal 2012, the Compensation Committee held six meetings.  The Compensation Committee operates pursuant to a written charter, a copy of which is available on our website at www.schiffnutrition.com.

The Compensation Committee’s responsibilities include:

•
reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s compensation, and evaluating our Chief Executive Officer’s performance in light of those goals and objectives;

•	establishing and reviewing the compensation, including equity awards, bonuses and all other forms of compensation for our executive officers and such other officers as directed by our Board;

•	reviewing general compensation policies, programs and guidelines for our employees and the criteria by which bonuses to our employees are determined;

•	reviewing and approving all employment, severance and change in control arrangements with our executive officers;

•	acting as Administrator of our equity award plans; and

•	such other responsibilities as set forth in the Compensation Committee Charter or as directed by our Board from time to time.

Our Chief Executive Officer annually reviews the performance of each executive officer and other members of senior management (other than the Chief Executive Officer, whose performance is reviewed by the Compensation Committee) and makes recommendations regarding the base salary and other compensation payable to these officers.  The Compensation Committee considers those recommendations in determining base salaries, adjustments to base salaries, annual cash bonus program targets and awards and equity awards, if any, for the executive officers and other members of senior management.  The Compensation Committee generally exercises its discretion in modifying any recommended adjustments or awards to executives.  The Compensation Committee has the authority to retain consultants and advisors as it may deem appropriate in its sole discretion, and has the sole authority to approve related fees and other retention terms.  The Compensation Committee engages the services of an independent compensation consulting firm from time to time to advise the Compensation Committee with respect to our overall executive and senior management compensation programs, including market comparisons and long-term incentive programs.

Nominating Committee Functions

As set forth in the NYSE listing standards, we are not required to have a nominating committee because we are a “controlled company.”  See “Controlled Company Exemption Election; Independent Directors” above.  Because of this exemption, and because our Board believes that it is more appropriate for all of our directors to be involved in the process of nominating persons for election as directors, our Board does not have a nominating committee.  Accordingly, our Board as a whole performs the functions of a nominating committee and is responsible for reviewing the requisite skills and characteristics of our directors.  Our Board will consider candidates for nomination as a director recommended by stockholders, current directors, officers, third-party search firms and other sources.  Our Board considers stockholder recommendations for candidates in the same manner as those received from others.

For new candidates, our Board generally polls the directors and members of management for their recommendations.  Our Board may engage a third-party search firm to identify candidates in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.  Our Board reviews the qualifications, experience and background of all candidates.  Final candidates are typically interviewed by both Board members and executive management.

Our Corporate Governance Guidelines state that members of the Board should possess the highest personal and professional ethics, integrity and values, and be committed to serving the long-term interests of the Company's stockholders.  In identifying nominees, the Board also takes into consideration all other factors it considers appropriate with the goal of having a Board with backgrounds, skills and experience in business, finance and other areas relevant to the Company's operations.  The Board does not have a policy for considering diversity in identifying director nominees, but generally seeks to have a Board consisting of members that have relevant industry background, experience serving on the boards of large companies (whether public or private) or unique perspective from managing companies in other industries with qualities similar to our business, or any combination of the foregoing attributes.

Consideration of Stockholder Nominees for Director

Our Board will consider stockholder suggestions for nominees for directorship.  In order for our Board to consider a stockholder nominee, the stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our Board.  The stockholder must also provide such other information about the candidate that would be required by the SEC rules to be included in a proxy statement.  In addition, the stockholder must include the consent of the candidate and describe any relationships, arrangements or undertakings between the stockholder and the candidate regarding the nomination or otherwise.  The stockholder must submit proof of Company stockholdings.  All communications should be submitted in writing to Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104.  Recommendations received after 120 days prior to the date of mailing of this year’s proxy statement (or May 28, 2013) will likely not be considered timely for consideration at next year’s Annual Meeting of Stockholders.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics for our directors, officers and employees.  The Code of Business Conduct and Ethics is available on our website at www.schiffnutrition.com.  Any amendment or waiver of our Code of Business Conduct and Ethics relating to any of our directors or officers will be disclosed on our website.  In the case of a waiver, the nature of the waiver, the name of the person to whom the waiver was granted, and the date of the waiver will also be disclosed.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that cover areas such as director qualifications and responsibilities, management succession and Board committees.  A copy of the Corporate Governance Guidelines is available on our website at www.schiffnutrition.com.

Communications with our Board of Directors

Interested persons, including our stockholders, who wish to communicate with our Board or any individual director may write to them c/o Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104.  Depending on the subject matter, our Corporate Secretary will: (i) forward the communication to the director or directors to whom it is addressed; (ii) attempt to handle the inquiry directly, for example when the request is for information about the Company or is a stock-related matter; or (iii) not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.  At each Board meeting, a member of management presents a summary of all communications received since the last meeting that were not forwarded to the director or directors to whom they were addressed, and makes those communications available to our Board upon request.

Executive Sessions of Non-Management Directors

Our non-management directors regularly meet in executive sessions of the Board in which our management director and other members of management do not participate.  These non-management sessions are generally scheduled on the same day as regularly scheduled quarterly meetings of our Board.  The presiding director rotates based on pre-established agreement among the non-management directors.  In addition, our independent directors meet in executive session at least once per year.

Compensation Committee Interlocks and Insider Participation

The individuals who served as members of the Compensation Committee during fiscal 2012 were Messrs. Hyatt, Corey, McDermott and McGlashan, each of whom was determined by the Board to be independent, as that term is defined in the NYSE listing standards.  No member of our Compensation Committee served at any time during fiscal 2012 as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our Board or Compensation Committee.

Compensation of Directors

Directors who are also employees receive no compensation for serving on our Board.  In accordance with the Stockholders Agreement, for so long as Mr. Weider does not receive any compensation for his service on our Board, neither Mr. Hobart nor Mr. McGlashan will receive compensation for their service on our Board.  Accordingly, Messrs. Weider, Hobart and McGlashan do not receive any compensation for their services as directors.

Cash Fees. In fiscal 2012, except as noted above with respect to Messrs. Weider, Hobart and McGlashan, non-employee directors received an annual fee of $25,000.  A director may elect to receive the annual fee in restricted stock or restricted stock units, vesting in four equal installments on the last day of each fiscal quarter, in lieu of cash.   In addition to the annual fee, each non-employee director received $2,000 for each Board meeting attended, $1,500 for each Audit Committee meeting attended and $1,000 for each Compensation Committee meeting attended.  In fiscal 2012, the Chairman of the Audit Committee received an additional annual fee of $12,000, and the Chairman of the Compensation Committee received an additional annual fee of $8,000.

Annual and Initial Director Awards.  Each non-employee director is entitled to receive, upon initial appointment or election to the Board, an initial award of restricted stock or restricted stock units with a fair market value on the grant date of $40,000, and an annual award, on the date of each Annual Meeting of Stockholders occurring at least nine months after the initial appointment or election, of restricted stock or restricted stock units with a fair market value on the grant date of $50,000 (in each case, subject to adjustment from time to time by the Board).  These shares of restricted stock and restricted stock units vest in substantially equal annual installments over a period of three years from the grant date, subject to continued service on the Board.

Three-Year Service Awards. On the first day of a director’s three-year service period, the director is granted restricted stock or restricted stock units with a fair market value on the grant date of $60,000 (subject to adjustment from time to time by the Board).  These shares of restricted stock and restricted stock units vest in one installment on the third anniversary of the grant date, subject to the director’s continued service on the Board during such three years.

The table below summarizes the cash and equity compensation received by our non-employee directors who served for all or a portion of the fiscal year ended May 31, 2012.  We do not offer our non-employee directors any perquisites or other forms of compensation.  We do, however, reimburse all directors for their reasonable expenses incurred in connection with their activities as directors.

Director Compensation Table

Name	Fees Earned or Paid in Cash(1)	Stock Awards (2)(3)	Total
Eric Weider	$—	$—	$—
George F. Lengvari	$37,000	$50,000	$87,000
Ronald L. Corey	$57,000	$50,000	$107,000
Matthew T. Hobart	$—	$—	$—
Michael Hyatt	$53,000	$110,000	$163,000
Eugene B. Jones	$60,500	$110,000	$170,500
Roger H. Kimmel	$37,000	$50,000	$87,000
Brian P. McDermott*	$28,000	$—	$28,000
William E. McGlashan, Jr.	$—	$—	$—
Brian T. Swette**	$20,500	$100,000	$120,500
Richard G. Wolford***	$34,250	$100,000	$134,250

*	During fiscal 2012, Mr. McDermott served as a director from June 1, 2011 until October 26, 2011, the date his term as a director ended.
**	Mr. Swette joined the Board on November 29, 2011.
***	Mr. Wolford joined the Board on September 7, 2011.

(1)	Mr. Lengvari elected to receive his annual fee for fiscal 2012 in restricted stock. Accordingly, on June 1, 2011, Mr. Lengvari received 2,579 shares of restricted stock, with an aggregate fair market value of $25,000 based on the $9.69 closing price of our Class A common stock on the NYSE on the day preceding the grant date.

(2)
Represents the grant date fair value of the shares of restricted stock or restricted stock units (each of which represents the right to receive one share of our Class A common stock) granted in fiscal 2012, excluding the effect of forfeitures. The grant date fair value of these awards equals the closing price of our Class A common stock on the NYSE on the day preceding the grant date.

(3)
The table below shows the aggregate number of stock option awards (exercisable and unexercisable), unvested restricted stock and vested and unvested restricted stock units outstanding for each director (excluding our Chief Executive Officer) as of May 31, 2012. See the “Stock Ownership of Beneficial Owners, Directors and Management” table for information about the Record Date holdings of the current directors.

Outstanding Equity Awards at Fiscal 2012 Year-End

Name	Option Awards	Stock Awards
Eric Weider	—	—
George F. Lengvari	—	17,083
Ronald L. Corey	40,000	62,516
Matthew T. Hobart	—	—
Michael Hyatt	—	12,389
Eugene B. Jones	—	12,389
Roger H. Kimmel	27,500	63,802
Brian P. McDermott(a)	—	34,150
William E. McGlashan, Jr.	—	—
Brian T. Swette	—	9,813
Richard G. Wolford	—	12,159

(a)
Mr. McDermott did not stand for re-election at our 2011 Annual Meeting of Stockholders on October 26, 2011.  Mr. McDermott previously deferred receipt of vested restricted stock units for 34,150 shares of our Class A common stock until January 1, 2017.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles of our current executive officers as of the Record Date.

Name	Age	Position with the Company
Tarang P. Amin	47	President, Chief Executive Officer and Director
Richard F. Baruch Jr.	44	Senior Vice President – Chief Commercial Officer
Joseph W. Baty	55	Executive Vice President and Chief Financial Officer
Jonathan T. Fieldman	42	Senior Vice President – Operations
Scott K. Milsten	43	Senior Vice President – General Counsel and Corporate Secretary
Jennifer Steeves-Kiss	40	Senior Vice President – Chief Marketing Officer

Set forth below is certain biographical information about our current executive officers.  For information about Mr. Amin, see “Nominees for Election to our Board of Directors” above.  We are not aware of any family relationships among any of our directors and executive officers.

Mr. Baruch has served as Senior Vice President – Chief Commercial Officer since July 2012. From December 2010 to June 2012, he was Vice President – Category Advisory Services at Coca-Cola Refreshments. From January 2009 to December 2012, Mr. Baruch was President and Chief Operating Officer of Cotn'Wash, Inc. Prior to that, Mr. Baruch spent fourteen years at The Clorox Company in a number of leadership roles, with the most recent being Vice President and General Manager of the Home Care business.  He began his career at Procter & Gamble in various sales management roles.  Mr. Baruch holds a B.A. in English from the University of Pennsylvania.

Mr. Baty has served as Executive Vice President and Chief Financial Officer since November 1999.  From January 1997 to October 1999, Mr. Baty served as Senior Vice President-Finance.  Prior to joining us, Mr. Baty was a certified public accountant and partner at KPMG LLP, which he joined in 1984.

Mr. Fieldman has served as Senior Vice President – Operations since May 2011.  Prior to joining us, Mr. Fieldman was Vice President, Specialty Supply Chain for The Clorox Company from May 2007 to May 2011 and prior to that held several roles within Supply Chain for Clorox, including Planning Director, Sourcing Director and Plant Manager.  Prior to joining Clorox, Mr. Fieldman worked for General Mills for eight years in a variety of manufacturing roles.  Mr. Fieldman holds a B.S. in Industrial Engineering and Engineering Management from Stanford University.

Mr. Milsten has served as Senior Vice President – General Counsel and Corporate Secretary since July 2011.  Mr. Milsten was Senior Vice President, General Counsel and Corporate Secretary of Celera Corporation, a healthcare diagnostics company, from August 2009 until Celera’s sale to Quest Diagnostics in June 2011, and Vice President, General Counsel and Corporate Secretary of Celera from November 2008 to August 2009.  Prior to joining Celera, Mr. Milsten was Deputy General Counsel for Gen-Probe Incorporated from May 2005 to October 2008.  Prior to joining Gen-Probe, he practiced corporate law with the law firm of Latham & Watkins LLP.  Mr. Milsten holds a J.D. from the University of Pennsylvania Law School and a B.A. in English from Duke University.

Ms. Steeves-Kiss has served as Senior Vice President – Chief Marketing Officer since July 2011.  Previously, from May 1994 to June 2011, Ms. Steeves-Kiss held various roles with The Procter & Gamble Company, including Global Marketing Director.  Ms. Steeves-Kiss started her career with P&G Canada and holds a B.A. from Queen’s University, Kingston, Ontario.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10 percent of our Class A common stock to file initial reports of ownership and changes in ownership of our Class A common stock with the SEC.  These persons and entities are also required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  We believe, based solely on our review of the copies of such forms and other written representations to us, that during the fiscal year ended May 31, 2012, all reporting persons complied with all applicable Section 16(a) filing requirements, except for Messrs. Baty, Hyatt, Jones and Lengvari, who each filed one late Form 4 due to administrative error by the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary – 2012

Three of our named executive officers were hired during fiscal 2012 and their fiscal 2012 compensation was set based on individual negotiations, but within guidelines established by the Compensation Committee in consultation with Mr. Amin.  These guidelines were designed to provide each Senior Vice President with an estimated amount of total compensation consisting of base salary, annual incentives and a long-term equity award that vests over a five-year period.  In addition, to induce these individuals to join the Company, we paid each of them a separately negotiated signing bonus.

For fiscal 2012, our management annual performance-based cash bonus program was based 100 percent on the Company’s performance against target pre-management incentive cost income from continuing operations before income taxes (“IBT”), subject to adjustments discussed below.  For fiscal 2012, the financial performance against target IBT was approximately 180.3 percent (based on IBT of approximately $40.1 million), resulting in annual cash bonuses for our named executive officers equal to 180.3 percent of their target bonus.

All long-term equity awards took the form of stock options in fiscal 2012.  In addition to the initial awards granted to the newly-hired executive officers, we granted a stock option to our Chief Financial Officer in order to align his compensation package with other executive officers, excluding Mr. Amin.  Mr. Amin received no equity awards in fiscal 2012, as he received equity awards in connection with his hiring in fiscal 2011, which vest over a period of five years.

Introduction

Our “named executive officers” for fiscal 2012 are:

•	Tarang P. Amin, President, Chief Executive Officer and Director;

•	Joseph W. Baty, Executive Vice President and Chief Financial Officer;

•	Shane Durkee, former Senior Vice President – Research and Development[1];

•	Scott K. Milsten, Senior Vice President – General Counsel and Corporate Secretary; and

•	Jennifer Steeves-Kiss, Senior Vice President – Chief Marketing Officer

Executive Compensation Philosophy and Objectives

The Company’s executive compensation philosophy is to provide an executive compensation program that enables us to attract, motivate and retain high caliber executive officers, who demonstrate the highest levels of ability and talent and will provide leadership for achievement of the Company’s short-term and long-term objectives.  In addition, we desire to have consistent compensation opportunities for employees with similar levels of responsibilities and ability to impact our business.

The overall objectives of our executive compensation program are to:

•
motivate our executive officers by aligning pay and performance and subjecting a significant portion of our executive officers’ cash compensation to the achievement of pre-established short-term corporate financial performance objectives;

•	create value in the Company and align the interests of our stockholders and executives by providing long-term equity incentive awards; and

•	ensure that our executive officers serve the best interests of our stockholders in the event of a proposed change in control transaction without concern regarding their personal financial security.

Each element of our executive compensation program is designed to satisfy one or more of these compensation objectives, and each element is an integral part of and supports our overall compensation objectives.

1.  Mr. Durkee resigned from the Company and his position as Senior Vice President – Research and Development, effective August 31, 2012.

Determination of Compensation

Role of the Compensation Committee. The Compensation Committee determines all compensation for the named executive officers. The Compensation Committee regularly reviews the alignment of our executive compensation program with the objectives of our business and the interests of our stockholders.  Based on this review, the Compensation Committee approves the compensation of the named executive officers, including, without limitation, base salary, annual cash bonus program awards, long-term incentive awards and certain severance and change in control benefits.

The Compensation Committee believes that input from compensation consultants and the Chief Executive Officer, as well as the Compensation Committee’s own individual experiences and judgment must be combined to arrive at an optimal combination of executive compensation program components and to ensure proper alignment of philosophy and objectives.

Role of Compensation Consultant.  From time to time, the Compensation Committee retains the services of independent compensation consulting firms to advise the Compensation Committee with respect to our executive compensation programs. For fiscal 2012, the Compensation Committee engaged Exequity, an independent compensation consulting firm, to provide recommendations on total compensation, including cash and equity, for the named executive officers. The Compensation Committee considered Exequity’s recommendations, which were based on survey data including companies that, among other things, are within our industry and have similar revenue, number of employees and scope of operations, when setting the compensation for our named executive officers.

Role of Chief Executive Officer.  Our Chief Executive Officer annually reviews the performance of each named executive officer (other than the Chief Executive Officer, whose performance is reviewed by the Compensation Committee).  The Compensation Committee considers those recommendations in determining base salaries, adjustments to base salaries, annual cash bonus program targets and awards, and equity and performance awards for the named executive officers.  The Compensation Committee generally exercises its discretion in modifying any recommended awards or adjustments to compensation for the named executive officers.  Management also makes presentations to the Compensation Committee regarding the proposed annual cash bonus program structure and performance goals in comparison to the fiscal budget and anticipated costs and other matters that impact the budget.

For fiscal 2012, the Compensation Committee aimed to ensure that the total compensation package for the named executive officers would attract and retain individuals with the skills and abilities to grow the Company’s business and meet its strategic goals. The base salaries, annual cash bonus program targets and equity awards for the named executive officers were set based on a combination of input from Exequity, the Chief Executive Officer and the Compensation Committee’s own experience and business judgment.

Components of Compensation Program and 2012 Compensation

The Company’s executive compensation program currently consists of four components:

•	Base salary;

•	Annual performance-based cash bonus;

•	Long-term equity incentive compensation; and

•	Severance and change in control benefits.

Base Salary.  Base salaries provide our named executive officers with a degree of financial certainty and stability.  A competitive base salary is necessary for the development and retention of capable management and is consistent with our long-term goals. Base salaries for named executive officers are determined based upon the Compensation Committee’s evaluation of, among other factors, the responsibilities of the position held, the experience and tenure with the Company of the individual, the job performance of the individual, our general practice to target salary levels at competitive levels, our overall financial results and general economic conditions.

The Compensation Committee generally approves salary adjustments for the named executive officers as of August 1 of each year.  Each of the named executive officers, except Mr. Baty, has a minimum salary set by his or her employment agreement, subject to upward adjustment by the Compensation Committee.  No formulaic base salary increases are provided to any of the named executive officers.  Base salaries for the named executive officers for fiscal 2012 are set forth below.  Further details may be found in the Fiscal 2012 Summary Compensation Table.

Named Executive Officer	Base Salary for Fiscal 2012
Tarang P. Amin	$450,000
Joseph W. Baty	$325,000
Shane Durkee	$275,000
Scott K. Milsten	$325,000
Jennifer Steeves-Kiss	$275,000

Annual Performance-Based Cash Bonuses.  The management annual performance-based cash bonus program has been established to reward participants for their contributions to the achievement of short-term Company financial performance.  As discussed below, our annual bonus is measured against a pre-established financial performance target for the fiscal year, which determines both the amount of aggregate bonus pool available for participants and the bonus amount an individual participant may receive.

For fiscal 2012, the Compensation Committee continued the prior year’s financial performance target of “pre-management incentive cost income from continuing operations before income taxes” (“IBT”), which is based on the Company’s Consolidated Statements of Income line item “Income before income taxes,” adjusted primarily to negate the impact of applicable management incentive plan expenses for the applicable fiscal year.  For fiscal 2012, IBT was also adjusted to eliminate, among other things, merger and acquisition costs and infrastructure/personnel-related costs.  Each participant’s annual bonus would be 100 percent of their target if we attained target IBT of $32.1 million, 50 percent of target bonus if we attained threshold IBT of $25.7 million and 200 percent of target if we attained a maximum IBT of $41.8 million.  No bonus is payable, however, if the threshold IBT is not met. For fiscal 2012, our IBT was approximately $40.1 million, resulting in a payout of 180.3 percent of target bonuses.

Target bonuses for each of the named executive officers are expressed as a percentage of base salary.  The target and actual management annual cash bonus program payouts to the named executive officers for fiscal 2012 are set forth below.  Further details may be found in the Fiscal 2012 Summary Compensation Table.

Named Executive Officer	Base Salary	Target Bonus Percentage	Actual Award Amount
Tarang P. Amin	$450,000	100	$811,350
Joseph W. Baty	$325,000	55	$322,286
Shane Durkee*	$275,000	40	$132,088
Scott K. Milsten	$325,000	40	$234,390
Jennifer Steeves-Kiss	$275,000	40	$198,330

*	Mr. Durkee’s bonus was prorated to reflect his employment start date of October 3, 2011.

Long-Term Equity Incentive Compensation.  The Company believes that long-term equity incentive compensation helps to attract, motivate and retain talented executive officers and promote equity ownership.  Accordingly, the Company’s executive compensation program is weighted heavily toward long-term equity awards rather than cash compensation as long-term equity awards more closely align the interests of the named executive officers with those of our stockholders and focus management on building profitability and long-term stockholder value.

All long-term incentive awards were granted pursuant to the Company’s 2004 Incentive Award Plan, as amended (the “2004 Plan”).  Further details on the 2004 Plan may be found in the Equity Compensation Plan Information table.

Each of the named executive officers hired in fiscal 2012 received stock options in fiscal 2012. Mr. Milsten’s stock option award was smaller than Mr. Durkee’s and Ms. Steeves-Kiss’ stock option awards to take into account the higher base salary negotiated by Mr. Milsten in connection with his hiring.  In keeping with the philosophy that all executive officers have similar compensation opportunities, this higher guaranteed base salary was offset by a smaller long-term equity award.

Mr. Baty, who has a long tenure with the Company, also was granted a stock option award in fiscal 2012.  Mr. Amin did not receive any equity awards in fiscal 2012 as he received both stock options and restricted stock in fiscal 2011 in connection with his hiring.

Severance and Change in Control Agreements.  We currently have employment agreements with each of the named executive officers that generally provide for severance and/or other benefits upon a termination of employment without cause or for good reason, including such a termination within a certain period of time around a change in control.  These agreements are designed to retain our executive officers, provide continuity of management in the event of an actual or threatened change in control and ensure that our executive officers’ compensation and benefits expectations would be satisfied in such event.  A description of the material terms of these agreements can be found under “Potential Payments Upon Termination or Change in Control.”

Perquisites and Other Benefits. We offer medical, dental, vision, disability and life insurance plans, in which executives participate on the same basis as all other employees.  We also provide matching contributions under our 401(k) Plan, for which executives also participate on the same basis as all other employees. Under our 401(k) Plan, we contribute 50 percent of an employee’s contributions up to seven percent of the employee’s wages, subject to certain federal law maximum amounts.  The employer matching contributions vest 20 percent per year of service for the first five years of service, following which the matching contributions are immediately vested.  We also provided a car allowance to Mr. Baty in fiscal 2012.  In fiscal 2012, the Company did not provide any other perquisites to the named executive officers that are not available to other non-executive officer employees.

Tax Considerations. Code Section 162(m) limits a public company’s federal income tax deduction for compensation paid in excess of $1,000,000 to any of its five most highly compensated executive officers. However, certain “performance-based” compensation is excluded from the $1,000,000 limit if specific requirements are met.

While the tax impact of any compensation arrangement is one factor that is considered by the Compensation Committee, such impact is evaluated in light of the compensation policies discussed above.  The Compensation Committee’s compensation determinations have generally been designed to maximize the Company’s federal income tax deduction for possible application in future years.  However, from time to time compensation may be awarded that is not deductible or fully deductible if it is determined that such award is consistent with the overall design of the compensation program and in the best interests of the Company and its stockholders.

The following report of the Compensation Committee will not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement.  Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for the annual meeting.

COMPENSATION COMMITTEE Michael Hyatt, Chairman Ronald L. Corey William E. McGlashan, Jr.

Fiscal 2012 Summary Compensation Table

The following table sets forth summary information regarding the compensation awarded, paid to, or earned by each of the named executive officers for all services rendered in all capacities to us for the fiscal years ended May 31, 2012, 2011 and 2010.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)

Tarang P. Amin*	June 1, 2011-May 31, 2012	450,000	—	—	—	811,350	—	28,575	1,289,925
President Chief Executive Officer and Director	June 1, 2010-May 31, 2011	105,865	274,428	1,381,096	4,664,033	—	—	—	6,425,422

Joseph W. Baty	June 1, 2011-May 31, 2012	320,833	—	—	992,750	322,286	—	20,315	1,656,184
Executive Vice President and	June 1, 2010-May 31, 2011	300,000	—	—	—	181,440	—	805,997	1,287,437
Chief Financial Officer	June 1, 2009-May 31, 2010	300,000	—	—	—	250,065	—	310,465	860,530

Shane Durkee**	June 1, 2011-May 31, 2012	183,333	80,000	—	788,960	132,088	—	97,208	1,281,589
Former Senior Vice President – Research and Development

Scott K. Milsten***	June 1, 2011-May 31, 2012	289,375	25,000	—	807,750	234,390	—	6,635	1,363,150
Senior Vice President – General Counsel and Corporate Secretary

Jennifer Steeves-Kiss****	June 1, 2011-May 31, 2012	252,083	80,000	—	854,880	198,330	—	159,050	1,544,343
Senior Vice President – Chief Marketing Officer

*	Mr. Amin commenced employment with us on March 7, 2011.
**	Mr. Durkee commenced employment with us on October 3, 2011, and resigned from his position as Senior Vice President – Research and Development effective August 31, 2012.
***	Mr. Milsten commenced employment with us on July 12, 2011.
****	Ms. Steeves-Kiss commenced employment with us on July 1, 2011.

(1)	The amounts include any salary deferred under our 401(k) plan otherwise payable in cash during the year.

(2)	The amounts shown for fiscal 2012 reflect signing bonuses.

(3)
The amount represents the grant date fair value of shares of restricted stock issued to Mr. Amin in fiscal 2011, excluding the effect of forfeitures. The grant date fair value of these awards equals the closing price of our Class A common stock on the grant date.

(4)
Represents the grant date fair value of stock options granted in the year indicated, as determined under FASB (ASC) Topic 718, Compensation – Stock Compensation, excluding forfeitures. For a discussion of the assumptions made in the valuation reflected in this column, see
Note 14 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended May 31, 2012.

(5)
The amounts shown for fiscal 2012 consist of: (i) matching contributions made under our 401(k) Plan, (ii) car allowances, (iii) relocation expenses, and (iv) personal financial planning expense, as set forth below.

Named Executive Officer	401(k) Plan Company Contributions ($)	Car Allowances ($)	Relocation Expenses ($)	Personal Financial Planning ($)
Tarang P. Amin	8,575	—	—	$20,000
Joseph W. Baty	11,075	9,240	—	—
Shane Durkee	2,865	—	94,343	—
Scott K. Milsten	6,635	—	—	—
Jennifer Steeves-Kiss	—	—	159,050	—

Grants of Plan-Based Awards in Fiscal 2012

The following table sets forth summary information regarding plan-based awards granted to each of the named executive officers for fiscal 2012.  The stock options identified in the table below are also reported in the Summary Compensation Table and in the Outstanding Equity Awards at Fiscal 2012 Year-End Table.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)(2)	Market Price on Grant Date ($)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Tarang P. Amin	— —	— 225,000	— 450,000	— 900,000	— —	— —	— —	— —	— —
Joseph W. Baty	7/28/2011 —	— 89,375	— 178,750	— 357,500	— —	190,000 —	11.05 —	11.32 —	992,750 —
Shane Durkee(3)	10/03/2011 —	— 36,630	— 73,260	— 146,520	— —	160,000 —	11.00 —	11.00 —	788,960 —
Scott K. Milsten	7/12/2011 —	— 65,000	— 130,000	— 260,000	— —	150,000 —	11.31 —	11.31 —	807,750 —
Jennifer Steeves-Kiss	7/01/2011 —	— 55,000	— 110,000	— 220,000	— —	160,000 —	11.06 —	11.06 —	854,880 —

(1)
Each of the stock options will vest and become exercisable in five successive and equal annual installments measured from the grant date, such that 100 percent of the shares will be fully vested and exercisable on the fifth anniversary of the grant date, subject to the named executive officer's continued employment with the Company through each such vesting date. Mr. Durkee resigned effective August 31, 2012.  Pursuant to the terms of Mr. Durkee’s employment agreement, upon his resignation, the vesting for 32,000 shares subject to the stock option was accelerated, with such shares vesting on August 31, 2012.  The remaining 128,000 shares were forfeited.

(2)
Pursuant to the terms of the 2004 Plan, the exercise price per share for the stock option granted to Mr. Baty is the closing price for a share of the Company’s Class A common stock as reported on the New York Stock Exchange for the date immediately preceding the date of grant.  In accordance with the terms of their respective employment agreements, the exercise price per share for the stock options granted to Messrs. Durkee and Milsten and Ms. Steeves-Kiss is the closing price for a share of the Company’s Class A common stock as reported on the New York Stock Exchange on the date of grant.

(3)	Mr. Durkee’s threshold, target and maximum payout amounts under our non-equity incentive plan were prorated to reflect his employment start date of October 3, 2011.

Outstanding Equity Awards at Fiscal 2012 Year-End

The following table sets forth summary information regarding the outstanding equity awards held by the named executive officers at May 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3)	Market Value of Shares or Units That Have Not Vested(3)

Tarang P. Amin	130,910	523,640	—	$8.44	March 6, 2021	130,910	$2,199,288
	122,727(2)	—	286,366(2)	$8.44	March 6, 2021	—	—

Joseph W. Baty	38,000	152,000	—	$11.05	July 27, 2021	—	—

Shane Durkee	32,000	—	—	$11.00	October 2, 2021	—	—

Scott K. Milsten	30,000	120,000	—	$11.31	July 11, 2021	—	—

Jennifer Steeves-Kiss	32,000	128,000	—	$11.06	June 30, 2021	—	—

(1)
Except as noted below, all stock options vest in equal annual installments over a five-year period from the date of grant, in each case subject to continued employment with the Company through each such vesting date.  The grant date of each stock option is as follows: Tarang P. Amin – March 6, 2011; Joseph W. Baty – July 28, 2011; Shane Durkee – October 3, 2011; Scott K. Milsten – July 12, 2011; and Jennifer Steeves-Kiss – July 1, 2011.  Mr. Durkee resigned effective August 31, 2012.  Pursuant to the terms of Mr. Durkee’s employment agreement, upon his resignation, the vesting for 32,000 shares subject to the stock option was accelerated, with such shares vesting on August 31, 2012.  The remaining 128,000 shares were forfeited.

(2)
These stock options vest in three tranches based upon the Company’s achievement of stock price targets of $15.00, $20.00 and $25.00, in each case subject to continued employment with the Company through each such date.  The $15.00 stock price target was achieved on June 18, 2012 and on such date the first tranche of 122,727 shares vested.

(3)
These shares of restricted stock vest in equal annual installments (i.e., on March 6 of 2012, 2013, 2014, 2015 and 2016), in each case subject to continued employment with the Company through each such vesting date.  The market value of the restricted stock is calculated by multiplying the closing market price of the Company’s stock on May 31, 2012 by the number of shares of stock subject to the award.

See “Potential Payments upon Termination or Change in Control – Agreement with Mr. Amin” below for additional material terms related to the stock options and restricted stock.  See “Potential Payments upon Termination or Change in Control” below generally for additional material terms related to each agreement that provides for payments to a named executive officer at, following, or in connection with certain specified terminations of a named executive officer or a change in control of the Company.

Option Exercises and Stock Vested for Fiscal 2012

The following table sets forth information regarding the value realized upon vesting of restricted stock by the named executive officers during fiscal 2012.  No stock options were exercised in fiscal 2012.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Tarang P. Amin	32,727	$335,452
Joseph W. Baty	—	—
Shane Durkee	—	—
Scott K. Milsten	—	—
Jennifer Steeves-Kiss	—	—

(1)	Calculated based on the closing price of $10.25, as reported on the New York Stock Exchange on March 7, 2012, the date of vesting.

Nonqualified Deferred Compensation

The following table provides information related to the potential benefits payable to each named executive officer under plans allowing for deferral of compensation.

Name	Plan Name	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Tarang P. Amin	—	—	—	—	—
Joseph W. Baty(1)	—	—	—	$672,609	$2,878,500
Shane Durkee	—	—	—	—	—
Scott K. Milsten	—	—	—	—	—
Jennifer Steeves-Kiss	—	—	—	—	—

(1)
Under the terms of our 2006 long-term incentive plan (“2006 LTIP”), Mr. Baty received 191,900 restricted stock units, with each unit representing the right to receive one share of our Class A common stock, subject to certain performance-based vesting requirements. Mr. Baty elected to defer receipt of the shares of Class A common stock, with such shares being delivered in equal semi-annual installments over a four-year period beginning on July 5, 2011 and ending on January 5, 2015 (i.e., on July 5 of 2011, 2012, 2013, 2014, and January 5 of 2012, 2013, 2014 and 2015).  The aggregate balance at last fiscal year end reflects the value of such shares based on the closing price of our Class A common stock on the last day of the fiscal year.

Potential Payments upon Termination or Change in Control

Employment, Severance and Change in Control Agreements

Agreement with Mr. Amin.  In February 2011, we entered into an employment agreement with Mr. Amin that provides that if the Company terminates Mr. Amin’s employment “without cause” or Mr. Amin resigns for “good reason” (each as defined below), Mr. Amin will be entitled to:

•	severance payments equal to two times his annual base salary, payable in installments over the twelve-month period following such termination;

•	a pro-rata bonus for the year of such termination (if he has worked for at least half of such year);

•
continued participation in the Company’s health insurance plans for the eighteen-month period following such termination and to the extent permitted by applicable law, reimbursement of premium costs charged to Mr. Amin by the Company; provided, however, that the coverage will terminate if Mr. Amin becomes eligible to receive medical and dental coverage from a subsequent employer;

•
with respect to any such termination during the first year of employment, the vesting of any options and restricted stock which were eligible to vest on the first two anniversaries of the grant date; and

•
with respect to any such termination following the first year of employment or a termination at any time due to Mr. Amin’s death or disability, the vesting of any options or restricted stock which were eligible to vest on the grant date anniversary immediately following such termination (or, if such termination occurred in connection with or within twelve months following a “change in control” (as defined below), the vesting of all unvested time-based stock options and restricted stock).

In addition, (a) during the 90 day period following Mr. Amin’s termination of employment without cause, for good reason, or as a result of his death or disability, the unvested performance-based stock options will remain eligible to become vested, and (b) if less than 20 percent of the performance-based options have become vested prior to or in connection with a change in control, the excess of 20 percent of the performance-based options over the total number of shares that have already vested prior to or in connection with such change in control will become vested upon the occurrence of a change in control.

Under the agreement, “cause” as it relates to termination of employment by the Company is generally defined as (a) breach of obligations under the employment agreement which constitutes material nonperformance by the executive of his obligations and duties under the agreement, which the executive has failed to remedy after the Board has given the executive written notice of, and at least 15 days to remedy, such breach; (b) commission of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company; (c) material breach of the restrictive covenants in the employment agreement; (d) conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving moral turpitude; (e) failure to carry out, or comply with, in any material respect, any lawful directive of the Board which the executive has failed to remedy after the Board has given the executive written notice of, and at least 15 days to remedy, such failure; or (f) unlawful use or possession of illegal drugs. “Good reason” is generally defined as (a) a material default in the Company’s performance of its obligations under the employment agreement; (b) a significant diminution of the executive’s responsibilities, duties or authority as president and chief executive officer of the Company, or a material diminution of the executive’s base compensation, unless such diminution is mutually agreed between the executive and the Company; or (c) the relocation of the executive’s principal office, without his consent, to a location that is in excess of 50 miles from the San Francisco Bay area.  A “change in control” is generally defined to include (a) the replacement of a majority of members of the Board during a twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of their appointment or election; or (b) of the acquisition, by any one person or group (other than Weider Health and Fitness or TPG or any other investment fund managed by TPG Capital, L.P. or any of their respective direct or indirect owners or affiliates), of (1) ownership of stock of the Company, that, together with any stock previously held by such person or group, constitutes more than 50 percent of the total voting power of the stock of the Company; or (2) substantially all of the assets of the Company; provided, however, that any such event constitutes a change in “the ownership or effective control,” or in “the ownership of a substantial portion of the assets of” the Company, within the meaning of Section 409A of the Internal Revenue Code (the “Code”).

Under the agreement, if Mr. Amin’s employment is terminated by reason of his death or disability, the Company will provide Mr. Amin or his estate, other than any accrued amounts, a prorated annual bonus for the fiscal year of termination based on actual Company performance for such fiscal year, payable at the time the annual bonus would have been paid to Mr. Amin had he remained employed through the end of such fiscal year.

The Company’s obligation to pay any amounts under the agreement is subject to Mr. Amin’s execution of a full general release.  Mr. Amin is also subject to restrictive covenants under the agreement.

Agreements with Mr. Baty.  In January 2006, we entered into an agreement with Mr. Baty that continued through September 30, 2008.  Effective as of September 2007, as a result of a review of this agreement for compliance with the provisions of Section 409A of the Code, we entered into a new agreement with Mr. Baty on substantially similar terms as the prior agreement. In September 2010, we amended and restated this agreement, extending the term through September 30, 2013 on substantially similar terms.  This agreement provides that if Mr. Baty terminates his employment for “good reason” or the Company terminates his employment without “cause” (each as defined below), he will be entitled to the following payments and benefits, subject to the execution of a general release of claims:

•	a severance payment equal to 100 percent (which increases to 150 percent if the termination occurs in connection with a change in control) of the sum of:

i.	his annual base salary; plus

ii.
the greater of (a) his prior year’s bonus, (b) the average of his annual bonuses for the past three years, or (c) 30 percent of his annual base salary (increased to 50 percent if the termination occurs in connection with certain change in control events);

•
payment of a portion of COBRA medical and other insurance coverage benefits for a period of 12 months from the date of termination (increased to 18 months if the termination occurs in connection with a change in control);

•	unless otherwise provided by the equity agreement, full acceleration of vesting of equity awards upon the occurrence of a change in control; and

•	tax gross-up payments to the extent the executive would be subject to the excise tax imposed under Section 280G of the Code.

Our Board has determined that the Sale described under “Board of Directors and Corporate Governance Information – TPG Transaction” above constituted a change in control, as defined under the amended and restated agreement with Mr. Baty.  None of the severance or other payments described above will be paid out unless and until Mr. Baty experiences a qualifying termination, as further described above.

Under this agreement, “cause” is generally defined as (a) gross, fraudulent or willful misconduct; (b) failure to follow directives of the Board or superior employee; (c) willful and knowing violation of any rules or regulation of a governmental or regulatory body which is materially injurious to our financial condition; (d) conviction of or plea of guilty or nolo contendere to felony or fraud; (e) drug or alcohol abuse; or (f) material breach of the employment agreement. “Good reason” is generally defined as (a) a material diminution of the executive’s job titles, responsibilities, perquisites or compensation; or (b) an involuntary relocation of the executive’s principal place of business to a location more than 50 miles from the executive’s current principal place of business.  “Change in Control” generally includes each of the following: (a) a transaction or series of transactions where a person or group directly or indirectly acquires beneficial ownership of our securities possessing more than 50 percent of the total combined voting power of our securities outstanding immediately after such acquisition, excluding specified transactions; (b) during any period of two consecutive years, individuals who at the beginning of such period constitute our Board (together with any new directors whose election by our Board or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved) cease to constitute a majority thereof; (c) the consummation by the Company of a merger, consolidation, reorganization or other business combination or disposition of all or substantially all of our assets or the acquisition of assets or stock of another entity, in each case other than a transaction (1) which results in our outstanding securities immediately prior to the transaction continuing to represent at least a majority of the combined voting power of the successor entity’s voting securities immediately after the transaction; or (2) after which no person or group beneficially owns securities representing 50 percent or more of the combined voting power of the successor entity; or (d) our stockholders approve a liquidation or dissolution of the Company.

Agreements with Mr. Durkee, Mr. Milsten and Ms. Steeves-Kiss.  In connection with their hiring in fiscal 2012, we entered into an employment agreement with each of Mr. Durkee (on October 3, 2011), Mr. Milsten (on July 12, 2011) and Ms. Steeves-Kiss (on July 1, 2011) that provides that if the Company terminates the executive’s employment without “cause” or the executive resigns for “good reason” (each as defined below), the executive will be entitled to the following payments and benefits, subject to the execution of a general release of claims:

•	severance payments equal to the executive’s annual base salary, payable in installments over the twelve-month period following such termination;

•	the amount of any annual bonus earned for any previous year that has not been paid;

•	the vesting of any options and restricted stock which were eligible to vest on the next anniversary of the date of the executive’s employment agreement;

•
continued participation in the Company’s health insurance plans for the twelve-month period following such termination and to the extent permitted by applicable law, reimbursement of premium costs charged to the executive by the Company; provided, however, that the coverage will terminate if the executive becomes eligible to receive medical and dental coverage from a subsequent employer; and

•
if such termination occurs in connection with or within twelve months following a “change in control” (as defined below), accelerated vesting of all unvested and unexercisable shares covered under the stock option granted upon commencement of the executive’s employment with the Company.

Under the agreements, “cause” is generally defined as the executive’s: (a) gross or willful misconduct at any time during the executive’s employment by the Company; (b) substantial and willful failure to perform specific and lawful directives of the Board or a superior employee of the Company, in any material respect, which the executive has failed to remedy after the Company has given executive written notice of, and at least 20 days to remedy; (c) willful and knowing violation of any rules or regulations of any governmental or regulatory body, which is materially injurious to the financial condition of the Company; (d) conviction of or plea of guilty or nolo contendere to a felony or fraud during the executive’s employment with the Company; (e) unlawful use (including being under the influence) or possession of illegal drugs; or (6) material breach of the terms of the employment agreement which is not corrected after written notice and a reasonable cure period not to exceed 20 days.  “Good Reason” is generally defined as any one of the following conducts or events which occurs without the executive’s consent, and is not cured by the Company within 20 days after the executive’s notice in writing to the Company within 90 days of the first happening of the conduct or event (and the executive terminates employment with the Company no later than 180 days after the first happening of such conduct or event specified in the notice): (a) the Company’s material diminution of the executive’s authority, responsibilities, duties or compensation; (b) any relocation of the executive’s principal place of business without executive’s consent to a location that is in excess of 50 miles from its location on the date of the employment agreement; or (c) a material default in the performance of the Company’s obligations under the employment agreement.  A “change in control” is generally defined to include the date (a) on which a majority of members of the Board has been replaced during the prior twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (b) of the acquisition, by any one person or group (other than Weider Health and Fitness or TPG STAR, L.P. or any other investment fund managed by TPG Capital, L.P. or any of their respective direct or indirect owners or affiliates), of (1) ownership of stock of the Company, that, together with any stock previously held by such person or group, constitutes more than 50% of the total voting power of the stock of the Company; or (2) all or substantially all of the assets of the Company; provided, however, that any such event constitutes a change in “the ownership or effective control,” or in “the ownership of a substantial portion of the assets of” the Company, within the meaning of Section 409A of the Code.

Mr. Durkee resigned from his position as our Senior Vice President – Research and Development, effective August 31, 2012.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of May 31, 2012 with respect to shares of our Class A common stock that may be issued under our existing equity compensation plan.  The 2004 Plan, which was approved by our stockholders, is our only equity incentive plan available for the grant of new equity awards.  Outstanding stock options and any full value awards are not transferable for consideration.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,038,243(1)	$10.07(1)	821,337(2)
Equity compensation plans not approved by security holders	—	—	—
Total	3,038,243	$10.07	821,337

(1)
The number of securities to be issued upon exercise of outstanding options, warrants and rights includes 294,600 shares of restricted stock units, which are excluded in determining the weighted-average exercise price of outstanding options, warrants and rights.

(2)	All of the remaining securities are available for future issuance under the 2004 Plan.

STOCK OWNERSHIP OF BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth information that has been provided to us regarding the beneficial ownership of our Class A common stock and Class B common stock as of September 14, 2012, the Record Date, for (i) each person or entity who is known to us to beneficially own more than 5 percent of the outstanding shares of our Class A common stock or Class B common stock; (ii) each person who is a director of the Company and each nominee; (iii) each of the executive officers named in the Summary Compensation Table in this proxy statement; and (iv) all current directors and executive officers as a group.  The Class B common stock is entitled to 10 votes per share and converts on a one for one basis into shares of the Company’s Class A common stock.

Except as noted, the person or entity listed has sole voting and investment power with respect to the shares shown in this table.

	Shares Beneficially Owned(1)				Percent of Total Voting Power
	Number of Shares		Percent
Name of Beneficial Owner	Class A(2)	Class B	Class A(3)	Class B
Directors and Named Executive Officers:
Eric Weider(4)	7,579,459	7,486,574	34.75%	100%	85.28%
George F. Lengvari(5)	65,463	—	*	0	*
Tarang P. Amin	417,274	—	1.91%	0	*
Ronald L. Corey	82,731	—	*	0	*
Matthew T. Hobart	—	—	0	0	0
Michael Hyatt	44,966	—	*	0	*
Eugene B. Jones	44,966	—	*	0	*
Roger H. Kimmel	177,052	—	*	0	*
William E. McGlashan, Jr.	—	—	0	0	0
Brian T. Swette	20,133	—	*	0	*
Richard G. Wolford	12,159	—	*	0	*
Joseph W. Baty	243,564	—	1.12%	0	*
Shane Durkee	32,000	—	*	0	*
Scott K. Milsten	30,000	—	*	0	*
Jennifer Steeves-Kiss	32,000	—	*	0	*
Directors and executive officers as a group (15 persons)(4)(5)	8,781,767	7,486,574	40.26%	100%	86.12%
Other Principal Stockholders:
Weider Health and Fitness(4) 21100 Erwin Street Woodland Hills, CA 91367	7,486,574	7,486,574	34.33%	100%	85.18%
TPG Star SNI, L.P.(6) 301 Commerce St., Suite 3300 Fort Worth, Texas 76102	7,486,574	7,486,574	34.33%	100%	85.18%
GAMCO Investors Inc.(7) One Corporate Center Rye, NY 10580-1422	3,779,795	—	17.33%	0%	3.91%
FMR LLC(8) 82 Devonshire Street Boston, Massachusetts 02109	2,117,479	—	9.71%	0%	2.19%

*	Represents less than one percent

(1)
Based on 21,810,106 shares of Class A common stock and 7,486,574 shares of Class B common stock outstanding on the Record Date. Except for information based on Schedules 13D or 13G, as indicated in the footnotes hereto, beneficial ownership is stated as of the Record Date and includes shares underlying options exercisable within 60 days of that date held by each person, as if such shares were outstanding on that date.

(2)
Includes shares of Class A common stock which may be purchased upon the exercise of stock options that are currently vested or vest within 60 days of the Record Date and unvested shares of restricted stock as of the Record Date, as set forth in the table below. The shares of restricted stock are subject to certain vesting and forfeiture requirements.

Director or Named Executive Officer	Options	Unvested Restricted Stock
Eric Weider	—	—
George F. Lengvari	—	17,083
Tarang P. Amin	253,637	130,910
Ronald L. Corey	40,000	—
Matthew T. Hobart	—	—
Michael Hyatt	—	12,389
Eugene B. Jones	—	12,389
Roger H. Kimmel	27,500	8,305
William E. McGlashan, Jr.	—	—
Brian T. Swette	—	9,813
Richard G. Wolford	—	12,159
Joseph W. Baty	38,000	—
Shane Durkee	32,000	—
Scott K. Milsten	30,000	—
Jennifer Steeves-Kiss	32,000	—
Directors and executive officers as a group (15 persons)	453,137	203,048

Does not include 62,516, 54,381 and 119,938 restricted stock units that are currently vested or vest within 60 days of the Record Date and are held by Messrs. Corey, Kimmel and Baty, respectively, for a total of 236,835 of such restricted stock units held by all current directors and executive officers as a group. Each restricted stock unit represents the right to receive one share of our Class A Common Stock. Each of the holders has elected to defer the receipt of the shares to be issued upon conversion of the restricted stock units until a specified future date that is not within 60 days of the Record Date.

(3)	Does not give effect to the conversion of Class B common stock.

(4)
Eric Weider has sole voting and investment power over 92,885 of the 7,579,459 shares of Class A Common Stock shown above. As disclosed on a Schedule 13D filed on October 18, 2010, Weider Health and Fitness is the record holder of 7,486,574 shares of the Company’s Class B Common Stock, and is a direct, wholly owned subsidiary of MLE Holdings Company (“MLE”). Eric Weider currently has direct and indirect control of MLE (and certain of its affiliates). Weider Health and Fitness, Eric Weider and MLE (together, the “Weider Persons”) have shared dispositive power over the 7,486,574 shares of the Company’s Class B Common Stock held by Weider Health and Fitness. Eric Weider disclaims beneficial ownership of the shares of Class B Common Stock that may be deemed beneficially owned by him, except to the extent of his pecuniary interest in such shares, which pecuniary interest is derived from his direct and indirect ownership interest in MLE.

The Weider Persons may be deemed to have shared voting power with the TPG Persons (as defined in footnote 6 below) over the 7,486,574 shares of the Company’s Class A Common Stock and the 7,486,574 shares of the Company’s Class B Common Stock held by TPG STAR SNI, L.P. (“TPG STAR SNI”) and the Weider Persons, respectively, as a result of certain provisions in the Stockholders Agreement. Except to the extent the Weider Persons may be deemed to have beneficial ownership over such shares as a result of the Stockholders Agreement pursuant to Rule 13d-4 under the Exchange Act, the Weider Persons expressly disclaim beneficial ownership of these shares for purposes of Section 13(d) of the Exchange Act.

The shares of Class A Common Stock and the shares of Class B Common Stock that may be beneficially owned by the TPG Persons and the Weider Persons collectively represented 85.18 percent of the total voting power of our shares of Common Stock as of September 14, 2012.

(5)
Does not include 410,997 shares of Class A common stock held by Bayonne Settlement, a trust organized under the laws of Jersey (U.K.), of which family members of George F. Lengvari are included among the beneficiaries. Bayonne Settlement is administered by an independent trustee, and Mr. Lengvari has neither the power to dispose of nor to vote the shares. Mr. Lengvari disclaims beneficial ownership of such shares.

(6)
Based on a Schedule 13D filed on October 18, 2010 by Tarrant Capital Advisors, Inc. (“Tarrant Capital Advisors”), and its sole shareholders, David Bonderman and James G. Coulter (together with TPG STAR SNI, the “TPG Persons”), TPG STAR SNI directly owns 7,486,574 shares of the Company’s Class A Common Stock. Tarrant Capital Advisors is the sole shareholder of Tarrant Advisors, Inc., which is the general partner of TPG Ventures Professionals, L.P., which is the general partner of TPG Ventures Partners, L.P., which is the managing member of TPG Ventures Holdings, L.L.C., which is the sole member of TPG STAR Advisors, L.L.C., which is the general partner of TPG STAR GenPar, L.P., which in turn is the general partner of TPG STAR, L.P., which is the sole manager and controlling member of TPG STAR SNI. Due to their affiliations, Tarrant Capital Advisors and Messrs. Bonderman and Coulter are deemed to have beneficial ownership of the shares owned directly by TPG STAR SNI to the extent of the greater of their respective direct or indirect pecuniary interests in the profits or capital accounts of TPG STAR SNI. Tarrant Capital Advisors and Messrs. Bonderman and Coulter expressly disclaim beneficial ownership of shares in excess of such amounts.

The TPG Persons may be deemed to have shared voting power with the Weider Persons over the 7,486,574 shares of the Company’s Class A Common Stock and 7,486,574 shares of the Company’s Class B Common Stock held by the TPG Persons and the Weider Persons, respectively, as a result of certain provisions in the Stockholders Agreement. Except to the extent the TPG Persons may be deemed to have beneficial ownership over such shares as a result of the Stockholders Agreement pursuant to Rule 13d-4 under the Exchange Act, the TPG Persons expressly disclaim beneficial ownership of such shares for purposes of Section 13(d) of the Exchange Act.

The shares of Class A Common Stock and the shares of Class B Common Stock that may be beneficially owned by the TPG Persons and the Weider Persons collectively represented 85.18 percent of the total voting power of our shares of Common Stock as of September 14, 2012.

(7)
Based on a Schedule 13D/A filed on March 21, 2011 by GAMCO Investors Inc. (“GAMCO Investors”), and Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer. Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management, Inc. (“GAMCO Asset”), Teton Advisers, Inc. (“Teton Advisers”) and MJG Associates, Inc. (“MJG”) own 879,000, 2,074,755, 823,040 and 3,000 shares of Class A common stock, respectively. Due to their affiliations, Mario Gabelli, GAMCO Investors and GGCP, Inc. (“GGCP”), are deemed to have beneficial ownership of the shares owned beneficially by Gabelli Funds, GAMCO Asset, Teton Advisers and MJG. Subject to certain limitations, each of Gabelli Funds, GAMCO, Teton Advisers and MJG has sole disposition and voting power over the shares of Class A common stock held by it, except that GAMCO Asset does not have sole voting power over 18,700 of its shares. Mario Gabelli, GAMCO Investors and GGCP have indirect voting power with respect to shares beneficially owned directly by Gabelli Funds, GAMCO Asset, Teton Advisers, and MJG. Subject to certain limitations, a Proxy Voting Committee has indirect voting power over the shares held by Gabelli Funds.

(8)
Based on a Schedule 13G filed on February 14, 2012 with the SEC by FMR LLC with respect to beneficial ownership of 2,117,479 shares. FMR LLC has no voting power but sole dispositive power over these shares, which are held by various investment companies for which Fidelity Management and Research Company, a wholly-owned subsidiary of FMR LLC, acts as investment advisor.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee will not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

Audit Committee Report

The Audit Committee of the Board of Directors is comprised of independent directors as required by the listing standards of the NYSE and SEC rules. The members of the Audit Committee are Messrs. Jones, Corey and Wolford.  The Audit Committee operates pursuant to a written charter adopted by the Board.

The role of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board.  Management of the Company has the primary responsibility for the Company’s financial statements as well as the Company’s financial reporting process and principles, internal controls, and disclosure controls.  The independent auditors are responsible for performing an audit of the Company’s financial statements and the effectiveness of the Company’s internal controls over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board.

In this context, the Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended May 31, 2012, with management and the independent auditors.  The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Public Company Accounting Oversight Board rules relating to auditor independence communications, as currently in effect, and it has discussed with the auditors their independence from the Company.  The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.

In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports, and statements presented to them by management of the Company and by the independent auditors.  As a result, the Audit Committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles, and internal controls, that the Company’s financial statements are accurate, that the audit of such financial statements has been conducted in accordance with generally accepted auditing standards, or that the Company’s auditors meet the applicable standards for auditor independence.

Based on the reports and discussions above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2012.

AUDIT COMMITTEE Eugene B. Jones, Chairman Ronald L. Corey Richard G. Wolford

FEES PAID TO INDEPENDENT PUBLIC ACCOUNTANTS

Fees Paid to Independent Public Accountants

Independent Registered Public Accountants

We appointed KPMG as our new independent registered public accounting firm, effective August 31, 2011.  Deloitte & Touche LLP (“Deloitte”) was our independent registered public accounting firm prior to August 31, 2011. See “Change in Independent Public Accountants” below for additional information regarding our change in independent registered public accountants.

Audit Fees

The aggregate fees billed for professional services rendered by Deloitte for the fiscal year ended May 31, 2011 and the interim period through August 31, 2011, and by KPMG for the fiscal year ended May 31, 2012, for the audit of our annual financial statements and our internal controls over financial reporting included in our Annual Reports on Form 10-K, the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q and performance of statutory audits were approximately $376,900 for fiscal 2011 and $386,940 for fiscal 2012, respectively.

Audit Related Fees

We did not engage Deloitte or KPMG to provide services for assurance and related services that are reasonably related to the performance of the audit of our annual financial statements included in our Annual Reports on Form 10-K or the reviews of our interim financial statements included in our Quarterly Reports on Form 10-Q for fiscal 2011 or fiscal 2012.

Tax Fees

The aggregate fees billed for services rendered by Deloitte in fiscal 2011 and by KPMG in fiscal 2012 for tax compliance, tax advice and tax planning were approximately $37,300 and $28,900, respectively.  Tax fees consist primarily of fees for assistance with preparation of our tax returns and providing other tax planning advice.

All Other Fees

In connection with our purchase of a probiotics nutritional supplement business on June 1, 2011, the aggregate fees billed for services rendered by Deloitte in fiscal 2011 and fiscal 2012 were approximately $270,000 and $52,000, respectively, and by Grant Thornton LLP in fiscal 2012 were approximately $74,200.  In connection with our purchase of Airborne, Inc. on March 30, 2012, the aggregate fees billed for services rendered by Deloitte and Grant Thornton LLP in fiscal 2012 were approximately $441,300, and $250,000, respectively.

Pre-Approval Policy

The Audit Committee pre-approves all audit and permissible non-audit fees.  The Audit Committee pre-approved Deloitte’s engagement, including all audit and permissible non-audit services provided by Deloitte, in fiscal 2011 and fiscal 2012.  The Audit Committee also pre-approved KPMG’s engagement, including all audit and permissible non-audit services provided by KPMG in fiscal 2012.

Change in Independent Public Accountants

We appointed KPMG as our new independent registered public accounting firm, effective August 31, 2011.  The change in independent registered public accounting firms was not the result of any disagreement with Deloitte.

Deloitte’s report on the Company’s financial statements as of and for the years ended May 31, 2011 and 2010 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.  Deloitte’s audit report on the effectiveness of internal control over financial reporting as of May 31, 2011 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.  No audit report was required of Deloitte on the effectiveness of internal control over financial reporting as of May 31, 2010.

During the two most recent fiscal years ended May 31, 2011 and 2010, and in the subsequent interim period through August 31, 2011, there were no: (i) disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreements in connection with its report on the Company’s consolidated financial statements; or (ii) reportable events of the kind defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act (“Regulation S-K”).

We disclosed the matters above in a Current Report on Form 8-K filed with the SEC on September 7, 2011. We also provided a copy of that report to Deloitte and requested that Deloitte furnish us a letter addressed to the SEC stating whether it agreed with the statements made by us in the report, and if not, stating the respects in which it does not agree.  We received a response letter from Deloitte and filed it as an exhibit to the report.

On August 31, 2011, upon the approval of the Audit Committee, we appointed KPMG as our independent registered public accounting firm.  During the two most recent fiscal years ended May 31, 2011 and 2010, and in the subsequent interim period through August 31, 2011, we had not consulted KPMG regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to us nor oral advice was provided that KPMG concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in paragraph 304(a)(1)(v) of Regulation S-K).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The charter of the Audit Committee requires that it review with management and our independent auditor any related party transactions brought to the Audit Committee’s attention which could reasonably be expected to have a material impact on our financial statements.  The Company’s practice is for management to present to the Audit Committee each proposed related party transaction, including all relevant facts and circumstances relating thereto, and to update the Audit Committee as to any material changes to any approved related party transaction.  In connection with this requirement, each of the transactions or relationships disclosed below were disclosed to and approved by our Audit Committee and/or our Board.  In addition, transactions involving our directors and their affiliated entities were disclosed and reviewed by our Board in its assessment of our directors’ independence requirements.

Transactions Related to Weider Health and Fitness

Weider Health and Fitness owns all of our Class B common stock, which represents approximately 78 percent of the aggregate voting power of all outstanding shares of our common stock as of the Record Date.  Eric Weider, a member of our Board, is in a position to determine the outcome of all matters required to be submitted to stockholders for approval (except as provided by law or our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws).  See footnote 4 of the Stock Ownership of Beneficial Owners, Directors and Management table for additional information.

Eric Weider, our Chairman of the Board, is the President and Chief Executive Officer and Chairman of the Board of Directors of Weider Health and Fitness.  George Lengvari, our Vice Chairman of the Board was also Vice Chairman of Weider Health and Fitness until his resignation from that position in August 2009.  Roger Kimmel, one of our directors, was a director of Weider Health and Fitness until his resignation from that position in August 2009.

We provide contract manufacturing services to Weider Global Nutrition, LLC, a majority-owned subsidiary of Weider Health and Fitness.  In fiscal 2012, net sales to Weider Global Nutrition were approximately $147,000.

TPG Transaction

On October 14, 2010, Weider Health and Fitness sold 7,486,574 shares of Class A Common Stock to TPG for $48,836,167 (the “Sale”), which shares of Class A Common Stock were converted from shares of Class B Common Stock held by Weider Health and Fitness prior to the Sale.  In connection with the Sale, Weider Health and Fitness and TPG entered into a Stockholders Agreement (the “Stockholders Agreement”), pursuant to which, among other things, Weider Health and Fitness agreed to vote all shares of our capital stock it beneficially owns in favor of, or to approve, and use its reasonable best efforts to cause us to initially include, two directors designated by TPG to serve on our Board.  Mr. Hobart and Mr. McGlashan have been designated by TPG to serve on the Board.  The number of directors designated by TPG may change over time depending on the amount of our shares owned by TPG.  Weider Health and Fitness also agreed to vote all shares of our capital stock it beneficially owns against, or to otherwise disapprove, and to use its reasonable best efforts to cause us not to engage in a variety of corporate actions without the prior written consent of TPG, and, under certain circumstances, to vote for or otherwise approve certain other corporate actions.  Rothschild, Inc. acted as a financial advisor to, and received a fee from, Weider Health and Fitness in connection with the Sale.  Roger Kimmel, one of our directors, serves as Vice Chairman of Rothschild.  You can find additional detail about the Sale in the Form 8-K we filed with the SEC on October 15, 2010.

Indemnification Agreements

On August 10, 2012, we entered into new indemnification agreements with Messrs. Weider, McGlashan and Hobart. The new indemnification agreements are substantially identical to the indemnification agreements we have entered into with our other directors, which provide for indemnification of, and advancement of litigation and other expenses to, such directors to the fullest extent permitted by applicable law, subject to certain exceptions. However, the new indemnification agreements add incremental protections for these three directors and the entities with which they are affiliated, namely Weider Health and Fitness in the case of Mr. Weider, and TPG in the case of Messrs. McGlashan and Hobart.

We agreed to be the indemnitor of first resort, such that any obligation of Weider Health and Fitness or its insurers to provide indemnification to Mr. Weider, and any obligation of TPG or its insurers to provide indemnification to Messrs. McGlashan or Hobart, is secondary to our obligation to provide indemnification to these directors in connection with their service on our Board of Directors.

The indemnification agreement entered into with each of Messrs. McGlashan and Hobart further provides that (i) neither the indemnitee nor TPG or its affiliates will have a duty to communicate or present to us any corporate opportunities of which he or it become aware, and we renounce any rights to such opportunities (except those of which the indemnitee or TPG became aware by virtue of confidential information acquired from us), (ii) in consideration for our renunciation of such rights, TPG agrees to assist us in the analysis and evaluation of potential acquisitions and other strategic transactions that may be mutually designated by us and TPG for such analysis and evaluation (“Mutually Designated Transactions”), and neither the indemnitee nor TPG will have the right to pursue for his or its own benefit any corporate opportunity related to a Mutually Designated Transaction, unless we waive our interest in such transaction; and (iii) we will reimburse all out-of-pocket expenses reasonably incurred by (a) the indemnitee in the ordinary course of serving on the Board, or otherwise for the benefit, or at the request, of us (or for any services outside the ordinary course to the extent requested or agreed to by us) and (b) TPG or its personnel in analyzing or evaluating Mutually Designated Transactions, or in performing other services at our request.

Registration Rights Agreement

In October 2010 and as part of the TPG Transaction, our principal stockholders, Weider Health and Fitness and TPG (the “Holders”), entered into the Stockholders Agreement that provides, among other things, that Weider Health and Fitness and TPG agreed to use reasonable best efforts to cause us to provide customary registration rights to them. As contemplated by the Stockholders Agreement, on August 10, 2012, we entered into an agreement with the Holders that provides such Holders with registration rights as follows:

Demand Registrations.  Each Holder may request one registration on Form S-1 at any time after October 14, 2012 (and the other Holder may include its shares in such registration), if the proceeds of the requested registration would be in excess of $30.0 million. However, if we become ineligible to use Form S-3 at a time in which it is required to do so (see “S-3 Registrations” below), each Holder may request one additional registration; and if less than 90 percent of the shares that the requesting Holder requested to include in the registration are so included, then that Holder may request one or more additional registrations until at least 90 percent of its requested shares are included.

S-3 Registrations.  Each Holder may request up to two registrations on Form S-3, and may join in the other Holder's requested Form S-3 registration, for a total of up to four registrations, if the proceeds of the requested registration would be in excess of $10.0 million, although we will not be obligated to effect more than two Form S-3 registrations in any 12-month period.

Piggyback Registrations.  If we propose to file a registration statement covering our common stock (other than employee stock, acquisition-related offerings, and stock issued upon conversion of debt securities), we must give notice to the Holders, and use commercially reasonable efforts to include the Holders' shares in such registration to the extent requested.

Expenses and Indemnification; Covenants.  We will bear all expenses of registration, including fees of Company counsel, as well as one counsel for the selling Holders not exceeding $100,000 per registration, and will, subject to certain exceptions, indemnify or contribute to any losses suffered by the Holders and their related persons, including losses incurred under federal securities laws. We will use commercially reasonable efforts to furnish a legal opinion and an accountants' “comfort letter” for purposes of any underwritten offering, and we make other customary undertakings and covenants in the registration rights agreement.

Acquisition of Airborne, Inc.

On March 30, 2012, we acquired all of the outstanding shares of Airborne, Inc. from GF Consumer Health, L.L.C. for aggregate consideration of $150.0 million in cash, subject to certain post-closing working capital adjustments (the “Airborne Acquisition”).  In fiscal 2012, we paid TPG Capital Management, L.P., an affiliate of TPG, approximately $426,000 as reimbursement for time for due diligence and negotiations and out-of-pocket expenses in connection with the Airborne Acquisition.

Intellectual Property Licensing Agreement

Pursuant to an agreement with Weider Health and Fitness and certain other parties, Mariz Gestao E Investimentos Limitada (“Mariz”) obtained the exclusive international rights to use the trademarks and brand names used by Weider Health and Fitness and its affiliates on or prior to December 1996.  Mariz is a company incorporated under the laws of Portugal and owned by a trust of which the family members of George Lengvari, one of our directors, are included among the beneficiaries.  Pursuant to a sublicense agreement with Mariz dated as of December 1, 1996, we obtained the exclusive international worldwide rights to use these trademarks and brand names outside the United States, Canada, Mexico, Spain and Portugal (for which countries we have the rights outside of the Mariz sublicense), except in Japan.  Certain terms of the sublicense were amended and the rights under the sublicense to the Weider name and certain related trademarks were transferred as of March 1, 2005 in connection with the sale of our Weider branded business referred to above.  The initial term of the amended sublicense agreement was through February 28, 2009, with the agreement automatically renewing for successive one-year terms unless earlier terminated by Mariz upon a material breach by us.

 Under the terms of the amended sublicense agreement, we are required to make annual royalty payments to Mariz on sales of products covered by the agreement in countries other than those listed above.  The royalty payments, as amended, are equal to (i) 4 percent of sales up to $7.0 million; (ii) 3.5 percent of sales greater than $7.0 million and less than $14.0 million; (iii) 3.0 percent of sales greater than $14.0 million and less than $21.0 million; and (iv) 2.5 percent of sales over $21.0 million.  The sublicense agreement includes an irrevocable buy-out option, exercisable by us after February 28, 2009, for a purchase price equal to the greater of $2.0 million or 6.5 times the aggregate royalties paid by us in the royalty year immediately preceding the date of the exercise of the option.

On September 19, 2007, we entered into a license agreement with Mariz providing for non-exclusive rights to use the Schiff and Schiff Move Free trademarks in connection with the sale of joint care products to Costco Wholesale Corporation (“Costco”) in Japan.  The initial term of the license agreement was for three years following the launch of our product into Japan.  On March 10, 2011, we renewed and amended the license agreement for an additional three years commencing June 1, 2011.  We may renew the license agreement for a successive three-year term if certain minimum sales levels are achieved during the sixth year following the product launch.  The amended license agreement provides that we continue to pay royalties equal to 5 percent of joint care product sales to Costco in Japan with guaranteed minimum annual royalties ranging from $100,000 to $225,000 for each year the agreement is in effect.  Each party has certain termination rights, and depending on which party terminates and the reason for the termination, we may continue to owe the guaranteed minimum royalties for a period following termination of the license agreement.

In fiscal 2012, we incurred royalty expense of approximately $494,000 relating to the Mariz licensing agreements.

OTHER MATTERS

As of the date of this proxy statement, our Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted on such matters in accordance with the best judgment and in the discretion of the proxy holders.

September 21, 2012

SCHIFF NUTRITION INTERNATIONAL, INC.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card
PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed.
1. Election of the 11 director nominees set forth below to serve on the Company’s Board of Directors until the 2013 Annual Meeting of Stockholders and until their respective successors have been elected and qualified or until their earlier death, resignation or removal.

	For	Withhold		For	Withhold		For	Withhold
01 - Eric Weider	☐	☐	02 - George F. Lengvari	☐	☐	03 - Tarang P. Amin	☐	☐

04 - Ronald L. Corey	☐	☐	05 - Matthew T. Hobart	☐	☐	06 - Michael Hyatt	☐	☐

07 - Eugene B. Jones	☐	☐	08 - Roger H. Kimmel	☐	☐	09 - William E. McGlashan, Jr.	☐	☐

10 - Brian T. Swette	☐	☐	11 - Richard G. Wolford	☐	☐

2. In the discretion of the persons acting as proxies, on such other matters as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

B	Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended May 31, 2012 are available at:
http://www.schiffnutrition.com/proxy.asp

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — SCHIFF NUTRITION INTERNATIONAL, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE 2012 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD OCTOBER 25, 2012

The undersigned hereby appoints each of Tarang P. Amin and Joseph W. Baty as attorneys and proxies, each with power of substitution, to vote all shares of Class A common stock and Class B common stock of Schiff Nutrition International, Inc. (the “Company”) held by the undersigned on September 14, 2012, at the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held October 25, 2012, at 8:00 a.m., local time, at the Company’s offices located at 1201 Park Avenue, Suite 101, Emeryville, California 94608, on the proposal set forth on the reverse side hereof and on such other matters as may properly come before the Annual Meeting and any adjournment(s) or postponement(s) thereof.

The proxy holders will vote the shares represented by this proxy in the manner indicated on the reverse side hereof. Unless a contrary direction is indicated, the proxy holders will vote such shares FOR each of the 11 nominees as directors. If any further matters properly come before the Annual Meeting, it is the intention of the persons named above to vote such proxies in accordance with their best judgment.

(Continued and to be marked, dated and signed on the reverse side.)